      As filed with the Securities and Exchange Commission on May 3, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                               VelocityHSI, Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                              7370                            94-3360232
 (State or other jurisdiction of      (Primary standard industrial              (IRS employer
 incorporation or organization)       classification code number)           identification number)

                                ---------------

                        44 Montgomery Street, 36th Floor
                      San Francisco, California 94104-4809
                                 (415) 445-6536
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                ---------------

                               Stephen E. Carlson
                     President and Chief Executive Officer
                               VelocityHSI, Inc.
                        44 Montgomery Street, 36th Floor
                      San Francisco, California 94104-4809
                                 (415) 445-6536
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

         David Hearth, Esq.                 John F. Della Grotta, Esq.
Paul, Hastings, Janofsky & Walker LLP  Paul, Hastings, Janofsky & Walker LLP
  345 California Street, 39th Floor      695 Town Center Drive, 17th Floor
   San Francisco, California 94104             Costa Mesa, CA 92626
           (415) 835-1600                         (714) 668-6300

   Approximate date of commencement of distribution to shareholders: As soon as practicable after this Registration Statement becomes effective.

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                         Proposed          Proposed
                                                          Maximum           Maximum
     Title of each Class of          Amount to be     Offering Price       Aggregate        Amount of
   Securities to be Registered        Registered       Per Share(1)    Offering Price(1) Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....   11,800,000 shares      $0.273          $3,221,400         $850.45
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be     +
+changed. These securities may not be distributed until the registration       +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. The preliminary prospectus is not an offer to sell these           +
+securities nor does it seek offers to buy these securities in any             +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 3, 2000

                               11,800,000 Shares

                                     [LOGO]

                               VelocityHSI, Inc.

                                 Common Shares

  This prospectus is being delivered by VelocityHSI to you because you were an
owner of common stock of BRE Properties, Inc. on June   , 2000 and are
receiving shares of VelocityHSI, Inc. common stock in a distribution by BRE Properties, Inc.

  Prior to this distribution, there has been no public market for VelocityHSI, Inc.'s common stock.

  Neither BRE Properties, Inc. nor VelocityHSI, Inc. will receive any proceeds from this distribution.

  INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Delivery of the shares of common stock will be made on or about     , 2000.

                   The date of this prospectus is     , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   4
Forward-Looking Information..............................................  11
The Distribution.........................................................  12
Material Federal Income Tax Consequences of the Distribution.............  15
Capitalization...........................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  24
Relationship Between VelocityHSI and BRE after the Distribution..........  34
Management...............................................................  36
Certain Relationships and Related Transactions...........................  39
Security Ownership of Certain Beneficial Owners and Management...........  40
Description of Capital Stock.............................................  41
Dividend Policy..........................................................  42
Limitation of Liability and Indemnification of Directors and Officers....  42
Transfer Agent and Registrar.............................................  44
Legal Matters............................................................  44
Experts..................................................................  44
Where You Can Find More Information......................................  44
Index to Financial Statements............................................ F-1

   You should rely only on the information contained in this prospectus regarding the distribution. VelocityHSI has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. VelocityHSI is not distributing these securities in any jurisdiction where the distribution is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. VelocityHSI's business, financial condition, results of operations and prospects may have changed since that date.

                                    Summary

   This summary highlights selected information contained elsewhere in this prospectus. To better understand the distribution and VelocityHSI, Inc., you should read the entire prospectus carefully, including the risk factors and financial statements. References in this document to "we," "us," "our" or "VelocityHSI" mean VelocityHSI, Inc. References in this document to "BRE common stock" mean the common stock of BRE Properties, Inc. References to "BRE" means BRE Properties, Inc. VelocityHSI Holdings, Inc., which is referred to as Holdings, is a majority-owned subsidiary of BRE that was created to hold a 10% interest in VelocityHSI.

                      Why this prospectus was sent to you

   This prospectus is being delivered by VelocityHSI to you because you were an
owner of BRE common stock on June   , 2000. If you are a common shareholder of
BRE, you are entitled to receive a distribution of one share of the common stock of a new company, VelocityHSI, a Delaware corporation, for each five
shares of BRE common stock owned by you on June    , 2000. No action is
required on your part to cause this to happen and you do not have to pay cash or other consideration to receive these shares. The distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully. You do not need to surrender shares of BRE common stock to receive VelocityHSI common stock in the distribution. The number of shares of BRE common stock you own will not change as a result of the distribution. This prospectus describes the reasons for the distribution and how this transaction benefits BRE and its stockholders, the business of VelocityHSI, the relationship between BRE and VelocityHSI, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of your shares of VelocityHSI common stock.

                          Reasons for the distribution

   BRE is a real estate investment trust that owns and manages multifamily apartment communities in the Western United States. BRE has developed a package of Internet services designed to meet the needs of the property owners and managers as well as the residents of its properties. These services are known as "Project Velocity." The distribution culminates a process whereby BRE has contributed its Project Velocity assets to VelocityHSI with the intent of creating a separate publicly traded company. The BRE Board believes that this action is in the best interests of its shareholders and should further growth and opportunities for both BRE and VelocityHSI.

                        Description of VelocityHSI, Inc.

   VelocityHSI is a full-service Internet access, networking and content provider serving the multiple dwelling unit ("MDU") industry. We provide high-speed, broadband delivery solutions utilizing T-1 lines, which offer speeds up to 50 times faster than a traditional dial-up modem connection, and incorporating existing infrastructure (such as copper wiring), to offer dedicated, always-on Internet connectivity which does not interfere with telephone service. We also offer value-added services such as Web hosting and e-mail, including remote access. We offer a community and lifestyle-specific Internet portal providing MDU residents with a convenient information and communication source and will offer vendors and service providers a high-impact advertising medium. Through the provision of these services, we strive to become the gateway of choice for the "smart apartment" of the future. As of April 24, 2000, we had 1,209 paying subscribers in 27 MDUs in California, Washington, Arizona, Utah, New Mexico and Colorado.

                                The Distribution

   Each BRE stockholder will receive one share of VelocityHSI common stock for every five shares of BRE common stock held. The aggregate number of shares of VelocityHSI common stock to be distributed to BRE stockholders will be approximately 11,800,000 shares.

   Distribution and Transfer Information. ChaseMellon Shareholder Services will act as the distribution and transfer agent for the distribution to BRE stockholders. The distribution agent will mail stock certificates beginning shortly after the distribution date.

   Record Date, Distribution Date. The record date for the distribution will be
the close of business on June   , 2000. The distribution date will be shortly
after the date of this prospectus.

   No Fractional Shares. No fractional shares of VelocityHSI common stock will be distributed. Our distribution agent will pay any person entitled to fractional shares the cash value of the fraction.

   Trading Market. Shares of VelocityHSI common stock will not be listed for trading on any national securities exchange nor qualified for inclusion in the National Market System of the National Association of Securities Dealers Automated Quotation System. It is anticipated that the shares of VelocityHSI will initially trade in the National Association of Securities Dealers Over the Counter Bulletin Board System.

                         Related issuance of securities

   VelocityHSI intends to grant to certain persons instrumental in the organization of VelocityHSI, including directors and officers of BRE and VelocityHSI (the "Founders"), an aggregate of up to 2,950,000 shares of VelocityHSI common stock.

   Holdings, which currently holds all of the issued and outstanding shares of Series A Convertible Preferred Stock of VelocityHSI, intends to convert those Series A shares on or about the distribution date. Upon conversion, Holdings will own approximately 10% of the issuable and outstanding shares of VelocityHSI immediately after the distribution.

   In connection with the distribution, current BRE option holders will receive options to purchase shares of common stock of VelocityHSI as an anti-dultion mechanism. VelocityHSI has adopted an option plan for the grant of options to BRE option holders. The VelocityHSI options granted to BRE option holders are intended to mirror the terms of the options currently held by BRE option holders. The number of shares underlying the VelocityHSI options will reflect the distribution ratio of one share of VelocityHSI common stock for every five shares of BRE common stock subject to BRE option. The exercise price of a VelocityHSI option will be established using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. The ratio will be applied to the VelocityHSI market value per share at the time of the distribution to establish the exercise price of the option. The exercise price of the existing BRE option will also be reduced by applying the same ratio to the BRE market value per share immediately after the distribution.

   Also, as part of the distribution, holders of limited liability company units in BRE Property Investors LLC, other than BRE, at the close of business on June , 2000 will receive warrants to acquire for $0.273 per share, one share of VelocityHSI common stock for each five shares of BRE common stock issuable to these unit holders.

              Federal income tax consequences to BRE shareholders

   The distribution will be a taxable event to BRE's shareholders for Federal income tax purposes. The amount of the distribution received by each BRE shareholder will be treated as a dividend (i.e., as ordinary income unless designated as a capital gain dividend) to such shareholder to the extent of such shareholder's pro rata share of BRE's current and accumulated earnings and profits. The amount of the distribution received by each BRE shareholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of such shareholder's basis in his, her or its BRE common stock, and then generally as capital gain. The amount of the distribution received by each BRE shareholder for Federal income tax purposes will be the fair market value of VelocityHSI common stock received by such shareholder as of the date of distribution of the shares of VelocityHSI common stock to BRE shareholders.

   BRE will make a determination of the fair market value of VelocityHSI common stock as of the distribution date. BRE will report the amount of the distribution received by each shareholder to such shareholder and to the Internal Revenue Service on IRS Form 1099-DIV. There can be no assurance that the IRS or the courts will agree with the amount determined by BRE. BRE is not expected to recognize taxable gain as a result of the contribution of certain technology and equipment to Holdings and Velocity in exchange for stock, except for the gain, if any, to be reorganized upon receipt of the warrants.

   BRE shareholders are urged to consult their own tax advisors as to the specific federal, state, local and foreign tax consequences to them of the distribution.

                  Relationship with BRE after the distribution

   Following the distribution, BRE will retain through Holdings an approximately 10% interest in VelocityHSI. We have also entered into an administrative services and reimbursement agreement with BRE which provides for VelocityHSI to obtain certain management and administrative services from BRE. In addition, BRE may act as a guarantor of future obligations of VelocityHSI.

   BRE and VelocityHSI will have separate management teams. LeRoy E. Carlson and Frank C. McDowell, executive officers of BRE, will serve on the VelocityHSI board of directors. Mr. McDowell will continue as a director of BRE. Certain persons will also own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. Based solely on their ownership of BRE common stock, options to acquire BRE common stock as of
June   , 2000 and shares to be issued to Founders, the officers and directors of VelocityHSI will beneficially own an aggregate of 2,120,000 shares, or 15.9% of the outstanding shares of VelocityHSI common stock immediately following the distribution. VelocityHSI and BRE will adopt appropriate policies and procedures, prior to the date of distribution of shares of the VelocityHSI common stock, to be followed by the board of directors of each company to address potential conflicts. Such policies would include requiring the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies. It is anticipated that the members of the board of directors of each company that do not have any potentially significant conflict of interest between the companies will determine whether a matter presents such a significant conflict.

                                Investor contact

   VelocityHSI and BRE shareholders with questions about the distribution should contact Lauren L. Barr, senior vice president, strategic planning and communications at BRE's principal executive offices at 44 Montgomery Street, 36th Floor, San Francisco, California 94104; telephone: (415) 445-6530. This contact information will remain the same after the distribution.

                                  Risk Factors

   An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks or uncertainties occur, the trading price of our common stock could decline, and your stock may lose value or become worthless.

New Business Risks

Because we have a limited operating history, it is difficult to evaluate our business. We may face various risks, expenses and difficulties associated with early stage companies and may not be able to successfully manage our business or achieve profitability.

   These risks include our ability to:

  . Expand our property owner and manager customer base;

  . Attract and retain subscribers;

  . Manage growing operations;

  . Create and maintain strategic relationships;

  . Expand our sales and marketing activities;

  . Compete in a highly competitive market;

  . Recruit and retain key personnel;

  . Introduce new services;

  . Upgrade our systems and infrastructure; and

  . Minimize potential service interruptions.

We will need additional capital. If we cannot obtain additional capital, we will not be able to fund our business and your shares may lose value or become worthless. In addition, we may only be able to raise capital on terms that are not favorable to us economically or may dilute existing shareholders.

   BRE has agreed to fund our operations through December 31, 2000. Such funding will be provided in the form of intracompany advances that we must repay. If BRE withdraws its funding for whatever reason, we will require capital from other sources. If our capital requirements vary materially from those currently planned, we may require financing sooner than anticipated and in amounts larger than foreseen. After December 31, 2000, we will be required to raise funds since BRE will no longer be obligated to fund our operations. Such financing may not be available in sufficient amounts or on terms acceptable to us. If we can not obtain additional capital we will not be able to fund our business and you may lose your investment. Even if we raise additional capital it may be dilutive to existing shareholders.

Retention of our current and acquired subscribers is critical to our profitability. If we can not retain our subscribers, our revenues and therefore our business will be materially adversely affected.

   Our sales, marketing and other costs of acquiring new subscribers are substantial relative to the monthly fee derived from such subscribers. Accordingly, we believe that our long-term success largely depends on our ability to retain our existing subscribers, while continuing to attract new subscribers. We continue to invest significant resources in our infrastructure and customer and technical support capabilities. However, there can be no assurance that such investment will improve subscriber retention. Because the Internet services market is new and changing rapidly, and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible for us to predict future subscriber retention rates. Moreover, a certain number of new Internet users experience the Internet only as a novelty and do not become consistent users of Internet services. These factors adversely effect our subscriber retention rates. If we can not retain our subscribers our revenues and therefore our business will be materially adversely affected.

Acquisition and retention of property owners and managers as customers is important for our profitability. If we can not retain property owners and managers, our revenues and therefore our business will be materially adversely affected.

   These property owners and managers provide us access to their residents as a potential subscriber base. Our sales, marketing and installation costs for new properties are substantial relative to the monthly fee derived from subscribers at those properties. Our significant investment in infrastructure and support make this customer retention critical.

   Our agreements with the property owners are generally short-term, 30 day contracts. If the property owner cancels after the initial 30 days, we cannot recover the substantial capital cost of wiring their property. Signing up a property and wiring it does not ensure that we will sign up subscribers, since our contracts with owners are non-exclusive and non-binding. The contracts do not guarantee a certain percentage of subscribers at each property. Our long-term success is dependent on our continuing relationship with the property owners and managers on whose properties we have installed our services. If we can not retain property owners and managers our revenues and therefore our business will be materially adversely affected.

Loss of BRE as a customer would have a material adverse effect on our financial condition and operations.

   Because we are a spin-off of BRE, as of March 31, 2000 BRE constituted our sole property owner customer. Although we intend to enter into agreements with other property owners, we anticipate that BRE will remain a significant customer through the end of the fiscal year 2000. The loss of BRE as a customer would have a material adverse effect on our financial condition and operations.

The internet service provider and consumer web site markets are very competitive. If we are unable to successfully compete, your shares will lose value and may become worthless.

   The Internet services market in which we operate is extremely competitive, and we expect competition in this market to intensify in the future. Our current and prospective competitors include many large companies with substantially greater market presence and financial, technical, marketing and other resources than we have.

   We do and will compete directly and indirectly with the following categories of companies.

  . Local exchange carriers, or LECs, such as Pacific Bell and SBC
    Communications, Inc.

  . Established inter-exchange carriers such as AT&T Corporation, Sprint
    Corporation and MCI WorldCom.

  . DSL infrastructure providers such as Covad Communications, Rhythms Net
    Connection, Inc. and Northpoint Communications Group, Inc.

  . Local, regional and national ISPs which provide DSL service, such as PSINet, Inc., EarthLink, Inc. and Internet America, Inc.

  . Cable television providers which offer high-speed connectivity such as Excite@Home and Road Runner, and their respective cable partners.

  . Fixed wireless and satellite companies such as WinStar Communications, Inc., Teligent, Inc., Spaceway, Loral Cyberstar, iSKY and Teledesic LLC.

  . Internet access and networking service providers focused primarily on MDUs and office properties, such as CAIS Intenet, Inc., Brix
    Communications Corp., Ntegrity Telecontent Services Incorporated, BroadBandNOW, Inc., Reflex Communications, Inc., Allied Riser
    Communications Corporation, Cypress Communications and BroadBand Office,
    Inc.

  . Content and portal service providers such as America Online, Yahoo!, Excite@Home, Insignia/Edifice Rex, ElectricStreets.com, and Ntegrity Telecontent Services Incorporated.

   If the Internet becomes a more attractive source of content and services for consumers, competitors with substantial financial resources, established brands and substantial marketing resources may offer content and services that are more popular than the content and services offered by us. In addition, because our strategy is to offer content and services to certain targeted groups, the potential demand for all such content and services is limited. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially decline.

   The internet service provider industry is characterized by rapid change. The speed of both the technological change and user requirements and preferences creates rapid change in industry standards. These changing standards could render our existing services, proprietary technology and systems obsolete. We must continually improve the performance, features and reliability of our services, particularly in response to competitive offerings.

   Our success depends, in part, on our ability to enhance our existing email and Internet services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective subscribers. If we don't properly identify the future preferences of prospective subscribers, or if we fail to deliver email features or content which meet the standards of these customers, our ability to market our service successfully and to increase our revenues could be impaired.

   The development of proprietary technology and necessary service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also not be able to use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we cannot adapt or respond in a cost-effective and timely manner to changing market conditions or customer requirements, our business and operating results will be materially adversely affected.

The future success of our business depends largely on the continued growth in use of the Internet. If the Internet does not continue to grow, our business would be materially adversely affected.

   Our future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of, and interest in, the Internet, and in particular the World Wide Web, is a recent phenomenon. There can be no assurance that Internet usage will become more widespread, that extensive Internet content will continue to be developed or that extensive Internet content will continue to be accessible at no or nominal cost.

   The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure or of performance improvements. If use of the Internet does not continue to grow, our business would be materially adversely affected. Conversely, to the extent that the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such potential growth and it could not function properly or adequately thereby also materially adversely affecting the growth or use of the Internet.

We need to continually upgrade our systems and infrastructure to accommodate increases in email and Internet traffic. If we fail to upgrade these services, our business and operating results could be materially adversely affected.

   We must continue to expand and adapt our network infrastructure as the number of users and the amount of information they wish to transmit increases, and as their requirements change. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We face risks related to the network's ability to operate with higher customer levels while maintaining expected performance.

   As the frequency and complexity of email transmission and Web hosting requirements increase, we will need to make additional investments in our infrastructure, which may be expensive. In addition, we may not be able to accurately project the rate or timing of email and Internet traffic increases, or upgrade our systems and infrastructure to accommodate future traffic levels. We may also not be able to achieve or maintain a sufficiently high capacity of data transmission as customer usage increases. Subscriber demand for our services could be greatly reduced if we fail to maintain high capacity data transmission. In addition, as we upgrade our network infrastructure to increase capacity available to our subscribers, we are likely to encounter equipment or software incompatibility which may cause delays in implementations. We may not be able to expand or adapt our network infrastructure to meet additional demand or our subscribers' changing requirements in a timely manner or at all. If we fail to do so, our business and operating results could be materially adversely affected.

We may have liability for Internet content and we may not have adequate liability insurance. If we are subject to any claim that we do not have adequate insurance for, we may be liable for damages that could materially adversely affect our financial condition.

   As a provider of email, Internet portal and Web hosting services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email, posted on the Web and downloaded from the Web by our subscribers. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. In addition, Congress attempted to regulate the dissemination of obscene or indecent materials over the Internet. The constitutionality of those provisions has been debated in ongoing litigation and has been subject to further litigation. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are stricter than U.S. laws. We may be subject to this liability for the content distributed by our subscribers.

   We are covered under BRE's general liability and umbrella liability insurance until the distribution is complete. After that, VelocityHSI may not be able to obtain adequate insurance or insurance at a reasonable cost. This insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that a single claim or multiple claims asserted against us may not qualify for coverage under BRE's insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, we may not have sufficient capital to cover such claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business and operating results, or could result in the imposition of criminal penalties.

We must recruit and retain our key employees to expand our business. If we are unable to attract and retain qualified personnel, our operations would suffer and the value of your shares would be adversely affected.

   Our success depends on the skills, experience and performance of our senior management and other key personnel, many of whom have worked together only since our inception. The loss of the services of any of our senior management or other key personnel, including our initial directors, Frank C. McDowell and LeRoy E. Carlson, and our president and chief executive officer, Stephen E. Carlson, could materially and adversely affect our business. We intend to enter into an employment contract with our chief executive officer, Stephen E. Carlson.

   Our success also depends on our ability to recruit, retain and motivate other highly skilled sales and marketing, technical and managerial personnel. Competition for these people is intense, and we may not be able to successfully recruit, train or retain qualified personnel. In particular, we may not be able to hire a sufficient number of qualified software developers for our services. If we fail to retain and recruit necessary sales and marketing, technical and managerial personnel, our business and our ability to develop new services and to provide acceptable levels of customer service could suffer.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business. Future government regulation could make it easier for our competitors to have access to our customers. If legislation is enacted that makes competition easier, our business and results of operations could be materially adversely affected.

   Although there are currently few U.S. laws and regulations that specifically regulate communications or commerce over the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for high-speed home Internet service may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. We face risks due to possible changes in the way our competitors are regulated which could have an adverse effect on our business. For example, the Federal Communications Commission is considering measures that could stimulate the development of high-speed telecommunications facilities and make it easier for operators of these facilities to obtain access to customers. Such favorable regulatory measures could enhance the viability of our competitors in the Internet access marketplace. In addition, changes in the regulatory environment may provide competing internet service providers the right of access to the cable systems of local franchised cable operators.

   We may become subject to burdensome government regulation which could increase our costs of doing business and/or subject us to liability. New and existing laws may be interpreted to cover issues which include:

  . Content;

  . User privacy;

  . Pricing controls;

  . Consumer protection;

  . Libel and defamation;

  . Copyright and trademark protection;

  . Characteristics and quality of services;

  . Sales and other taxes; and

  . Other claims based on the nature and control of Internet materials.

   The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

Risks Related To The Distribution

Our stock has not been publicly traded before this distribution and our stock price may be volatile.

   Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this distribution. A when-issued trading market for VelocityHSI common stock may develop on or shortly before the record date if the shares are qualified for quotation on the National Association of Securities Dealers Over the Counter Bulletin Board System. The price at which our common stock will trade on the over-the-counter bulletin board market after this distribution may be highly volatile and may fluctuate substantially due to factors such as:

  . Actual or anticipated fluctuations in our results of operations;

  . Announcements of technological innovations;

  . Introduction of new services by us or our competitors;

  . Developments with respect to intellectual property rights;

  . Conditions and trends in the Internet and other technology industries;
    and

  . General market conditions, including the depth and liquidity of the market for VelocityHSI common stock.

   In addition, the OTC bulletin board stock market has from time to time experienced significant price and volume fluctuations. These broad market fluctuations may result in a material decline in the market price of our common stock.

   In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

Our directors, officers and principal stockholders will be able to exert significant influence over us. These persons may make decisions that are not in your interest as a stockholder and materially adversely affect the value of your shares.

   After this distribution, our directors and officers and Holdings who will own over 5% of our common stock will beneficially own 26% of our outstanding common stock, excluding shares underlying outstanding options and warrants. Directors and officer shares are subject to vesting requirements. At the distribution date, Holdings will own our Series A Convertible Preferred Stock that is convertible into approximately 10% of our outstanding common stock at the time of conversion. In addition, after the distribution two existing shareholders of BRE who hold an aggregate of approximately 14% of BRE's common stock will receive a significant number of VelocityHSI shares in the distribution and may be able to exert control over us. If the stockholders identified above vote together, they will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of VelocityHSI.

Our certificate of incorporation and bylaws contain provisions which could delay or prevent a change in control. This could have the effect of materially adversely affecting the value of your shares because it will discourage take-overs.

   Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of VelocityHSI. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and include provisions:

  . Establishing a staggered board of directors;

  . Authorizing the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  . Prohibiting stockholder action by written consent;

  . Requiring the affirmative vote of at least 66 2/3% of the outstanding voting stock to amend certain provisions of the certificate of incorporation or the bylaws and to approve certain business combinations; and

  . Reserving to our board of directors the exclusive right to change the number of directors or to fill vacancies on our board of directors.

The number of shares eligible for future sale is substantial. Because so many shares can be traded at the same time, the market may not be able to efficiently balance purchase and sale orders which could have a material adverse effect on our stock price.

   We are unable to estimate the number of shares that may be sold in the future by our stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the prospect of such sales, could materially adversely affect the market price of our common stock.

   The shares of VelocityHSI common stock distributed to BRE shareholders in the distribution will be freely transferable, except for the shares distributed to persons who may be deemed to be "affiliates" of VelocityHSI under the Securities Act of 1933. Such affiliates will be permitted to sell their shares of VelocityHSI common stock pursuant to Rule 144 under the Securities Act beginning 90 days after the distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about VelocityHSI. Shares issued pursuant to the exercise of options granted under the VelocityHSI, Inc. 2000 Stock Option Plan will be freely transferable without restriction, once we file a registration statement on Form S-8 covering these shares subject, in the case of sales by affiliates, to compliance with Rule 144.

The distribution may have an adverse effect on BRE common stock.

   After the distribution, the BRE common stock will continue to be traded on the New York Stock Exchange. As a result of the distribution, the trading price of BRE common stock is expected to be lower than the trading price of BRE common stock prior to the distribution to reflect the value of the assets transferred to us. The combined trading prices of BRE common stock and our common stock after the distribution may be less than the trading price of BRE common stock prior to the distribution. In addition, until the market has fully analyzed the operations of BRE without our assets, the price at which the BRE common stock trades may fluctuate significantly.

                          Forward-Looking Information

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or other similar words (including their use in the negative), or by discussions of strategies, plans or intentions. These statements include but are not limited to statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" as well as other sections in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors."

   Our forward-looking statements are dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, our plans, intentions or expectations may not be achieved.

   The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                               The Distribution

Background and Reasons for the Distribution

   BRE is a self-administered, self-managed real estate investment trust ("REIT") that owns and manages multifamily apartment communities in the Western United States. To a large extent, public REITs, including BRE, manage their property portfolios with consideration to both public market perceptions and tax laws. Because investors are seeking a consistent and growing income stream from their REIT investments, REITs are encouraged to make conservative investments that will ensure sound returns. As a result, REITs have generally been hesitant to participate in long-term, higher-risk projects. In addition, the tax laws governing REITs include limitations on the types of assets that REITs may own, the type of income REITs may receive and the ability of REITs to retain earnings.

   BRE has developed a package of Internet services designed to meet the needs of the property owners and managers as well as the residents of its properties. The services, known as "Project Velocity," enhance the experience of apartment community residents and facilitate the leasing and operation of the communities. The BRE board believes that Project Velocity has commercial potential beyond BRE's own properties and seeks to maximize the growth potential of Project Velocity. By distributing a substantial portion of the VelocityHSI shares, the BRE board seeks to provide BRE shareholders with the opportunity to directly participate in the growth and development of VelocityHSI as a separate company.

   These are the principal reasons the BRE Board decided to separate the Project Velocity assets from BRE:

  . To present the investing public with a business plan specific to the VelocityHSI product and service offering.

  . To freely operate and grow VelocityHSI outside the constraints of REIT rules and regulations and to include residents of properties not owned by BRE.

  . Target investors who have investment criteria aligned with each company's business plan.

  . Attract personnel to VelocityHSI with the required technological and marketing expertise to run this type of company.

  . Eliminate any perceived conflict of interest between BRE and VelocityHSI's external clients.

  . Focus management and employees of each company on the performance of their respective businesses.

  . Provide management incentives linked to the objective performance of each company's shares in the public markets.

Distribution Agent

   The Distribution Agent is ChaseMellon Shareholder Services.

The Contribution and Distribution

   Prior to the distribution, BRE contributed its Project Velocity-related assets in two portions. An undivided 90% interest of the assets were contributed directly to VelocityHSI in exchange for 8,950,000 shares of common stock of VelocityHSI and warrants to purchase an additional 605,000 shares of VelocityHSI common stock. The common stock is non-voting in the hands of the REIT. An undivided 10% interest of the assets were contributed to Holdings in exchange for all of Holdings' authorized and outstanding Series A Preferred Stock. At the same time, Frank C. McDowell and LeRoy E. Carlson, officers of BRE and Holdings, made a cash contribution to Holdings for 500 shares each of Holdings' common stock. BRE has loaned the funds for the capital contribution to Messrs. McDowell and Carlson at market terms. Holdings has a right of first refusal to repurchase shares in the event of a proposed transfer or sale by Messrs. McDowell or Carlson.

   Immediately after the contribution from BRE to Holdings, Holdings contributed the 10% of Project Velocity assets to VelocityHSI in exchange for all the authorized and outstanding shares of Series A Convertible Preferred Stock and common stock of VelocityHSI. Holdings will retain the Series A Convertible Preferred Stock, which with the common stock will be equivalent to approximately 10% of the outstanding shares of common stock of VelocityHSI.

   BRE will distribute by dividend to its shareholders those shares of VelocityHSI common stock on the basis of one share of VelocityHSI common stock for every five shares of BRE common stock outstanding on the record date of
June   , 2000. No holder of BRE common stock will be required to pay any cash or other consideration for the shares of VelocityHSI common stock to be received in the distribution or to surrender or exchange shares of BRE common stock or to take any other action in order to receive VelocityHSI common stock pursuant to the distribution. In addition, BRE intends to transfer the warrants to the holders of units in BRE Property Investors LLC, other than to BRE itself, on a pro-rata basis. The general terms and conditions relating to the distribution are set forth in the Contribution and Distribution Agreement among BRE, Holdings and VelocityHSI.

Manner of Effecting the Dividend Distribution

   BRE will effect the distribution to its shareholders by delivery of certificates representing the outstanding shares of VelocityHSI common stock to be distributed to ChaseMellon for distribution to the holders of record of BRE
common stock as of the close of business on June   , 2000. Such distribution
will be made on the basis of one share of VelocityHSI common stock for every five shares of BRE common stock. Based on 44,730,000 shares of BRE common stock
outstanding as of June   , 2000, 8,946,000 shares of VelocityHSI common stock
will be distributed to BRE shareholders. The shares of VelocityHSI common stock issued to both the BRE shareholders and the Founders will be fully paid and non-assessable, and the holders thereof will not be entitled to preemptive rights. It is expected that certificates representing shares of the VelocityHSI
common stock will be mailed to stockholders on or about July   , 2000.

   HOLDERS OF BRE COMMON STOCK SHOULD NOT SEND CERTIFICATES TO VelocityHSI, BRE OR CHASEMELLON. CHASEMELLON WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF VelocityHSI COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. BRE STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF BRE COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

No Issuance of Fractional Shares

   No certificate or scrip representing fractional interests in shares of VelocityHSI common stock will be issued to BRE shareholders as part of the distribution. Instead of fractional shares, ChaseMellon as distribution agent will pay to any person who would be entitled to a fractional share an amount of cash (without interest) equal to the fraction multiplied by $0.273.

Results of the Distribution

   After the distribution of the VelocityHSI common stock to the BRE shareholders, VelocityHSI will be a separate public company. The number and identity of stockholders of VelocityHSI immediately after such distribution will be substantially the same as the number and identity of shareholders of
BRE on June   , 2000. Immediately after the distribution to the BRE
shareholders, VelocityHSI expects to have approximately 6,300 holders of record of VelocityHSI common stock and approximately 11,800,000 shares of VelocityHSI common stock outstanding.

   The distribution will not affect the number of outstanding shares of BRE common stock or the rights of BRE shareholders. BRE will bear the costs associated with this distribution, including legal, accounting and other professional fees.

Related Issuances of Securities not Covered by this Prospectus

   Founders Shares. Prior to the distribution, VelocityHSI intends to grant, in a private placement, to directors, officers, employees and consultants of VelocityHSI (the "Founders"), up to 2,950,000 shares of VelocityHSI common stock subject to certain vesting and repurchase rights. This amount of shares will represent up to 20% of the outstanding and issuable shares of VelocityHSI common stock after the dividend distribution by BRE to its shareholders (the "Founders Shares"). The Founders Shares have vesting periods ranging from eighteen to thirty-six months and will be granted to directors, officers, consultants and full-time employees. Founding Shares are subject to repurchase if an employee leaves our employment prior to vesting. Officers and directors of BRE and VelocityHSI will receive 2,100,000 shares of this total number.

   BRE Option Holders. On June   , 2000, BRE option holders holding options to
purchase BRE common stock received options to purchase shares of VelocityHSI common stock. The number of shares underlying the VelocityHSI options reflect the distribution ratio of the dividend to BRE shareholders of one share of VelocityHSI common stock for every five shares of BRE common stock. These options were granted pursuant to a VelocityHSI option plan established exclusively for the benefit of BRE option holders. The terms of VelocityHSI options received by the BRE option holders are identical to the BRE options held by the BRE option holder. The exercise price of a VelocityHSI option will be established using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. The ratio will be applied to the VelocityHSI market value per share at the time of the distribution to establish the exercise price of the option. The exercise price of the existing BRE option will also be reduced applying the same ratio to the BRE market value per share immediately after the distribution.

   BRE Property Investors LLC Unit Holders. Holders of units of limited liability company interests ("LLC Unit Holders") in BRE Property Investors LLC (the "LLC") will not receive shares of VelocityHSI common stock directly in connection with the dividend distribution to the BRE shareholders. LLC Unit Holders currently have the right to exchange their units for cash, or, at the sole discretion of BRE as managing member of the LLC, shares of BRE common stock at the ratio of one share of common stock for each unit exchanged. If the units are exchanged for cash, the LLC Unit Holder would receive an amount of cash equal to the market value at the time of exchange of the shares of BRE common stock that would otherwise be delivered as part of the exchange.

   LLC Unit Holders, other than BRE, at the close of business on June , 2000 will receive non-transferable warrants to acquire for $0.273 per share one share of VelocityHSI common stock for each five shares of BRE common stock issuable to these LLC Unit Holders upon exchange of the units. LLC Unit Holders, other than BRE, who exchange their units for shares of BRE common stock prior to the close of business on June , 2000, will receive one share of VelocityHSI common stock for every five shares of BRE common stock for which the units were exchanged and will receive no warrants.

   The table below summarizes, as of June , 2000, the allocation of the outstanding and issuable shares of VelocityHSI upon completion of the distributions covered by this prospectus and related issuances of securities assuming exercise of all of the options issued to BRE Option Holders, exercise of all warrants held by LLC Unit Holders and conversion by Holdings of the VelocityHSI Series A Convertible Preferred Stock.

                                                                    Beneficial
                                                                   Ownership of
                                                                   Outstanding
                                                                   and Issuable
                                                          Shares      Shares
                                                        ---------- ------------
Shares covered by this prospectus...................... 11,800,000
                                                        ==========
Shares to be issued to BRE common shareholders at the
 distribution date.....................................  8,950,000      61%
                                                        ----------     ---
Shares to be issued in related transactions:
  BRE option holders (assuming exercise)...............    740,000       5%
  LLC Unit Holders (assuming exercise).................    605,000       4%
  Founders' Shares (subject to vesting)................  2,950,000      20%
                                                        ----------     ---
                                                         4,295,000      29%
                                                        ----------     ---
Shares issued to Holdings in connection with the
 conversion of the VelocityHSI Series A Convertible
 Preferred.............................................  1,470,000      10%
                                                        ----------     ---
Total VelocityHSI shares outstanding and issuable...... 14,715,000     100%
                                                        ==========     ===

Material Federal Income Tax Consequences of the Distribution

ALL BRE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

 Introduction

   The following is a summary of certain material Federal income tax considerations associated with the distribution. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated under the Code and current rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the Federal income or other tax consequences applicable to all stockholders in light of their particular investment circumstances or to all categories of stockholders, some of whom may be subject to special rules (including, for example, insurance companies, mutual funds, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and stockholders who do not hold their shares as capital assets). No ruling on the Federal, state or local tax considerations relevant to the operations of BRE or VelocityHSI or to the distribution is being requested from the IRS or from any other tax authority.

 Taxation Of BRE In General

   BRE believes that it was organized and has operated in such a manner so as to qualify as a REIT and has made an election to be treated as a REIT under Sections 856 through 860 of the Code. BRE intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify, as a REIT.

   The sections of the Code relating to qualifications and operation as a REIT are highly technical and complex. BRE believes that, with respect to its taxable years ending on or after December 31, 1996 (the years still open to review by the IRS), it has been organized in conformity with the requirements for qualification as a REIT, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT. Continued qualification as a REIT will depend upon BRE's ability to meet, through actual annual operating results, the required distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of BRE, no assurance can be given that the actual stock ownership of BRE, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements.

 Taxable Income Recognition By BRE And Holdings As A Result Of The Formation Of Holdings And VelocityHSI And The Distribution

   Prior to the distribution, BRE will contribute certain technology and equipment in two portions, 90% of the assets will be contributed to VelocityHSI and 10% of the assets will be contributed to Holdings.

   The assets contributed to Holdings will be exchanged for its preferred stock. At the same time, Frank C. McDowell and Leroy E. Carlson, officers of Holdings, will contribute cash for shares for common stock of Holdings. Since the preferred stock of Holdings is not redeemable or subject to repurchase, and the dividend rate on the preferred stock does not vary with reference to interest rates, commodity prices or other similar indices, the contribution to Holdings should be tax free and Holdings should have a carryover basis in the technology and equipment of 10% of the basis in the hands of BRE. Holdings will then contribute its portion of the technology and equipment to VelocityHSI in exchange for all the authorized and outstanding shares of Series A Convertible Preferred Stock and common stock of VelocityHSI. Holdings will retain the Series A Convertible Preferred Stock, which with the common will be equivalent to approximately 10% of the outstanding shares of common stock of VelocityHSI. This transaction should be tax-free. Holdings should have a basis in VelocityHSI stock equal to the basis of the assets it contributed to VelocityHSI.

   BRE will contribute 90% of the technology and equipment assets directly to VelocityHSI in exchange for 8,950,000 shares of common stock of VelocityHSI and warrants to purchase an additional 605,000 shares of VelocityHSI common stock. The stock is non-voting in the hands of BRE. This transaction should be tax-free except for the gain, if any, to be recognized upon receipt of the warrants. BRE should have a basis in VelocityHSI common stock equal to 90% of the basis of the assets it contributed to VelocityHSI.

   BRE will then distribute its VelocityHSI common stock to its shareholders. This distribution may result in gain recognition by BRE to the extent that the fair market value of the VelocityHSI common stock at the time of such distribution of the VelocityHSI common stock exceeds BRE's adjusted tax basis in such stock. The income that may be recognized by BRE upon the distribution should be offset by the dividends paid deduction that BRE will be entitled to upon the distribution of the VelocityHSI common stock to BRE shareholders.

 Characterization Of Gain Recognized For Purposes Of REIT Income Tests

   In order to maintain qualification as a REIT, BRE annually must satisfy two gross income requirements. First, at least 75% of BRE's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," certain interest, and gains from the sale or other disposition of real property) or from certain types of temporary investments. Second, at least 95% of BRE's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments the income from which satisfies the 75% gross income test or from dividends, interest and gain from the sale or other disposition of stock or securities (or from any combination of the foregoing). To the extent that BRE recognizes dividend income on the receipt of VelocityHSI shares and warrants, such income should be qualifying income for purposes of the 95% gross income test.

 Taxation Of Taxable Domestic Shareholders As A Result Of The Distribution

   The receipt of VelocityHSI common stock should be taxable to domestic shareholders as a distribution from BRE under Section 301 of the Code. The amount of the distribution for Federal income tax purposes and the basis for determining gain or loss on a subsequent disposition of the VelocityHSI common stock would be the fair market value of the VelocityHSI common stock at the time of the distribution, and a shareholder's holding period for VelocityHSI common stock received in the distribution will begin on the day following the distribution. As long as BRE qualifies as a REIT, distributions (including the distribution) made to BRE's taxable U.S. shareholders out of BRE's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder's shares of BRE common stock, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted tax basis of a shareholder's shares of BRE common stock, such distributions will be capital gain if the shares are a capital asset in the hands of the shareholder. For certain non-corporate shareholders (including individuals), such capital gain will be subject to a reduced rate if the shareholder has held the shares for more than one year. In addition, any distribution declared by BRE in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by BRE and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by BRE during January of the following calendar year. Shareholders may not include any net operating losses or capital losses of BRE in their respective income tax returns. In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from BRE required to be treated by such shareholder as long-term capital gain.

 Taxation Of Tax-Exempt Shareholders

   Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). The distribution to a shareholder that is a Tax-Exempt entity should not constitute UBTI, provided that the Tax-Exempt entity has not financed the acquisition of its shares of BRE common stock with "acquisition indebtedness" within the meaning of the Code and such shares are not otherwise used in an unrelated trade or business of the Tax-Exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. BRE has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

 Taxation Of Foreign Shareholders Of BRE As A Result Of The Distribution

   The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign persons (collectively, "Non-U.S. Persons") holding stock of a domestic corporation ("Non-U.S. Stockholders") are complex, and no attempt will be made in this prospectus to provide more than a summary of such rules. Non-U.S. Persons holding BRE common stock should consult with their own tax advisors to determine the impact of Federal, state and local tax laws with regard to the distribution, including any reporting requirements. In general, as is the case with domestic taxable shareholders of BRE, the distribution is treated as a distribution whose amount equals the value of VelocityHSI common stock distributed, and BRE shareholders will receive a basis in VelocityHSI common stock equal to the fair market value thereof at the time of the distribution.

   Distributions to Non-U.S. shareholders that are not attributable to gain from sales or exchanges by BRE of United States real property interests and not designated by BRE as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of BRE.

   Amounts required to be withheld from payments to Non-U.S. Persons will be collected by converting a portion of VelocityHSI common stock to be distributed into cash.

 Reporting Of The Distribution

   BRE will make a determination of the fair market value of VelocityHSI common stock as of the distribution date. Based upon such determination, BRE will report the amount of the distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV. There can be no assurance that the IRS or the courts will agree with the amount determined by BRE.

   A BRE shareholder may also be subject to backup withholding at a rate of 31% of amounts paid to the shareholder, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Trading of BRE Common Stock

   BRE common stock will continue to trade on a regular basis until the trading day, known as the "Ex-Date," after the first trading day sales of shares of VelocityHSI common stock are quoted on any quotation system recognized by the New York Stock Exchange. On the Ex-Date, any sales of BRE stock will not include the rights to the VelocityHSI common stock. From the record date until the Ex-Date, all shares of BRE will carry due-bills representing the rights to the VelocityHSI common stock distributable with respect to such BRE shares. Prior to the Ex-Date, the New York Stock Exchange will not allow the sale of either the BRE common stock or the due-bills separately. Any shares of BRE stock sold through the New York Stock Exchange prior to the Ex-Date will automatically result in the sale of the due-bill and therefore the entitlement to the VelocityHSI shares.

Trading of VelocityHSI Common Stock

   There is not currently a public market for the VelocityHSI common stock. A when-issued trading market for VelocityHSI common stock may develop on or shortly before the record date if the shares are qualified for quotation on the National Association of Securities Dealers Over the Counter Bulletin Board System. The term "when-issued" means that shares of VelocityHSI common stock can be traded prior to the time certificates are actually available or issued. A when-issued trade is a trade that is conditional upon the issuing company, in this case BRE, actually distributing the shares of VelocityHSI. No BRE shareholder will be able to initiate a when-issued transaction unless they either continue to hold the BRE shares until the Ex-Date or have rights to when-issued shares of VelocityHSI stock from a source other than ownership of their shares of BRE. Prices at which the VelocityHSI common stock may trade on a when-issued basis or after such time certificates are actually available or issued cannot be predicted.

   Until the VelocityHSI common stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the VelocityHSI common stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for VelocityHSI common stock, investor perception of VelocityHSI and its business, changes in the internet service provider and consumer Web site industries, VelocityHSI's financial results, and general economic and market conditions.

Affiliates of VelocityHSI

   VelocityHSI common stock distributed to BRE shareholders in the dividend distribution will be freely transferable under the Securities Act, except for shares received by persons who may be deemed to be affiliates of VelocityHSI under the Securities Act of 1933. Persons who may be deemed to be affiliates of VelocityHSI after the distribution generally include individuals or entities that control, are controlled by, or are under common control with VelocityHSI. Persons who are affiliates of VelocityHSI will be permitted to sell their shares of VelocityHSI common stock received in the distribution pursuant to Rule 144 under the Securities Act beginning 90 days after the distribution, subject to certain volume limitations, manner of sale limitations, notice requirements and the availability of current public information about VelocityHSI. Shares issued pursuant to the exercise of options granted to the BRE option holders and shares issued pursuant to the exercise of the warrants held by LLC Unit Holders will be freely transferable without restriction, subject, in the case of sales by affiliates, to compliance with Rule 144.

Conditions; Termination

   The BRE board of directors has conditioned the distribution upon, among other things:

  . The transfers of assets and liabilities to occur prior to these distributions having occurred in all material respects;

  . The VelocityHSI board having been appointed, and the VelocityHSI certificate of incorporation and VelocityHSI bylaws having been adopted and in effect;

  . BRE and VelocityHSI having obtained all third party consents or approvals necessary or desirable in connection with these distributions, and if some are not yet attained, there would not be a material adverse effect on BRE or VelocityHSI, in the sole judgment of the BRE board;

  . The registration statement on Form S-1 filed by VelocityHSI pursuant to the Securities Act of 1933 has been declared effective by the Securities and Exchange Commission;

  . The registration statement on Form 8-A filed by VelocityHSI pursuant to the Securities Exchange Act of 1934 has been declared effective by the Securities and Exchange Commission; and

  . BRE and VelocityHSI having entered into all of the agreements, instruments, understandings, assignments or other arrangements which are necessary in connection with the transactions contemplated by the distribution.

   VelocityHSI believes that there are no third-party consents to the contribution of assets or the distribution of shares which, if not obtained, would have a material adverse effect on VelocityHSI, BRE or the distributions. Any of the conditions to the distribution may be waived in the discretion of the BRE board. Even if all of the above conditions are satisfied, the BRE board of directors has reserved the right to abandon, defer or modify the distribution or the other elements of the distribution at any time prior to the date the shares of VelocityHSI common stock are distributed to BRE shareholders. The BRE board of directors will not waive any of the conditions to or make any changes in the terms of the distribution unless the BRE board of directors determines that such changes would not be materially adverse to the BRE shareholders.

                                 Capitalization

   The following table sets forth the capitalization of VelocityHSI, Inc. as of March 31, 2000 and after giving pro forma effect to the distribution and related transactions:

  . On an actual basis;

  . On a pro forma basis giving effect to the issuance of VelocityHSI common stock to BRE shareholders, the issuance of VelocityHSI Series A Convertible Preferred Stock to Holdings (which is then assumed to be converted into VelocityHSI common stock upon the distribution), VelocityHSI common stock issued to the Founders (in connection with the grants of restricted shares which will result in deferred compensation of $800,000), and the issuance of warrants to LLC Unit Holders (who are assumed for the purposes of the following table to exercise their warrants to acquire VelocityHSI common stock concurrent with the distribution).

The table does not reflect approximately 740,000 shares issuable upon the exercise of VelocityHSI stock options granted to BRE option holders as part of the distribution transaction. The impact of transaction costs are not considered in this presentation.

                                                       As of March 31, 2000
                                                      ------------------------
                                                        Actual      Pro Forma
                                                      -----------  -----------
                                                            (Unaudited)
Equity:
  Preferred Stock, 100 shares authorized, $.01 par
   value; no pro forma shares issued and
   outstanding....................................... $       --   $       --
  Common Stock, 100,000,000 shares authorized, $.01
   par value per share, 13,975,000 pro forma shares
   issued and outstanding............................         --       139,750
  Additional paid-in capital.........................         --     3,873,825
  Deferred compensation (1)..........................         --      (800,000)
  Intracompany account (2)...........................   3,048,410          --
  Accumulated deficit................................  (1,047,692)  (1,047,692)
                                                      -----------  -----------
Total equity.........................................   2,000,718    2,165,883
                                                      -----------  -----------
Total capitalization................................. $ 2,000,718  $ 2,165,883
                                                      ===========  ===========

--------
(1) Deferred compensation includes a charge for the grants of restricted stock to the Founders, which will be amortized over the vesting period ranging from 18 to 36 months.

(2) The intracompany account represents amounts paid by BRE on behalf of VelocityHSI while VelocityHSI was operating as a division of BRE. This amount will be a capital contribution.

                            Selected Financial Data

   The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes.

   We commenced operations in our current form as a division of BRE Properties, Inc. (BRE) called "Project Velocity" on January 1, 2000. Prior to January 1, 2000, the initial development and limited revenue generating activities of Project Velocity were conducted mainly on a part-time basis by several BRE employees and are not presented herein. Such activities had no separate or discrete accounting or reporting identity.

                                                                     Quarter
                                                                      Ended
                                                                    March 31,
                                                                      2000
                                                                   -----------
                                                                   (unaudited)
Operating Results
Revenues
  Subscriber service and installation fees........................ $   151,542
                                                                   -----------
Expenses
  Organization costs..............................................     613,790
  Operating expenses..............................................     194,479
  Sales and marketing.............................................     151,714
  Depreciation....................................................     135,091
  General and administrative......................................     104,160
                                                                   -----------
                                                                     1,199,234
                                                                   -----------
Net loss.......................................................... $(1,047,692)
                                                                   ===========
Balance Sheet Data
Assets
  Equipment and fixtures, net..................................... $ 1,903,944
  Software development costs......................................      96,774
                                                                   -----------
    Total assets.................................................. $ 2,000,718
                                                                   ===========
Equity
  Intracompany account............................................ $ 2,000,718
                                                                   ===========

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

Nature of Business

   We were formed as a Delaware corporation in April 2000 and have a limited operating history. We were organized in order to receive the assets and operate the businesses related to Project Velocity, BRE's package of Internet services to owners, managers and residents of multifamily apartment communities.

   We provide high-speed, high-bandwidth Internet access under the VelocityHSI trade name. We conducted initial development and limited revenue generating activities within BRE and our operations were not separate or discrete from those of BRE. On January 1, 2000, BRE started accounting for us as a separate division.

   Revenues are primarily derived from monthly subscriber fees. As of March 31, 2000, all of our subscribers are residents of apartment communities owned by BRE.

Results of Operations

   Revenues are comprised of subscription sales and installation fees from subscribers to our monthly Internet access service. Subscription fees vary in amount based on the level of service a subscriber chooses. Such fees are recognized as income as earned. A one time installation fee received from the subscriber is deferred as income and recognized over one year which is deemed to be the estimated life of the subscription. As part of our marketing plan, we have in the past and may potentially in the future waive the installation fee and first month's subscription fee if the subscriber commits to a subscription within 30 days of leasing the apartment. In addition, we may reduce the charges to potential subscribers as part of special promotions. As of March 31, 2000, we had approximately 1,080 subscribers in 23 apartment communities.

   Organization costs consist mainly of professional fees related to our formation, the contribution of assets from BRE and the distribution, which we expensed as incurred. We anticipate these costs will continue at a significant level in the second quarter of 2000 and will be minimal thereafter.

   Operating expenses consist of charges for wiring, setup and installation of Internet services performed by an independent contractor, T-1 access charges and, to a lesser extent, commissions to on-site personnel for new subscriptions. We anticipate such installation expenses will be associated with each new subscriber. T-1 access charges relate to a per community charge, not to the addition of new subscribers.

   Sales and marketing costs consist largely of promotional expenses to introduce Project Velocity to the MDU industry in March 2000. These costs are nonrecurring; however, we anticipate significant ongoing sales and marketing expenses as we market our services to property owners, managers and potential subscribers.

   Depreciation expense is based on the total cost to place the related assets in service and is calculated on a straight-line basis over three years. We anticipate this cost will increase as additional equipment is purchased.

   General and administrative expenses primarily consist of personnel costs related to executive and administrative officers and support personnel and facility costs. We expect general and administrative costs to increase in the near term as additional personnel are hired to support VelocityHSI on a stand-alone basis.

   Software development costs on our balance sheet consist primarily of salaries and consultant expenses to develop our Internet applications and content. There was no amortization of these costs, as these projects are still under development for the quarter ended March 31, 2000. Upon completion, these costs will be amortized over a term of three years or less.

Liquidity and Capital Resources

   Cash used in operating activities was $912,601 for the first quarter of 2000, primarily from operating expenses. We expect to experience substantial negative cash flow from operating activities through the end of fiscal year 2000 due to the commencement of our business and the implementation of our business plan. Our future cash requirements as well as our revenues will depend on a number of factors including: the number of MDUs with which we contract to provide services; the terms of contracts with such MDUs; subscriber penetration within the MDU; monthly subscription rates; variable installation and setup costs at each MDU; and required marketing costs.

   Our major expenditures to date consist of purchasing the hardware, software and development costs needed to develop our Internet services. Net cash used in investing activities was $1,248,809 for the quarter ended March 31, 2000.

   Our operations are currently funded through intracompany advances from BRE pursuant to an Administrative Services and Reimbursement Agreement between us and BRE. Under that Agreement, BRE has agreed to advance us funds for the costs of certain administrative expenses and wages, salaries, bonuses and overhead for employees. Intracompany advances made to us from BRE and not repaid pursuant to a monthly statement will accrue and be owed by us to BRE. Advances for costs relating to such administrative expenses are capped at $5 million for the period of the Agreement which terminates December 31, 2000. BRE has also agreed to make intracompany advances to us to fund our operational costs such as capital expenditures. Such advances are not capped. BRE has not committed to fund the costs of our operations beyond December 31, 2000. We intend to pursue alternative sources of financing such as equity or debt financings and borrowings. However, there can be no assurance that such financing will be obtained. If BRE, for whatever reason, is not able to provide sufficient funds for our operations, our financial condition and business plan would be adversely affected. In addition, after December 31, 2000, we must obtain sufficient financing to fund our costs of operations to the extent revenues are not adequate. There can be no assurance that such financing will be obtained at that time.

                                    Business

Company Overview

   VelocityHSI is a full-service Internet access, networking and content provider serving the multiple dwelling unit ("MDU") industry. We provide high-speed, broadband delivery solutions utilizing T-1 lines, which offer speeds up to 50 times faster than a traditional dial-up modem connection, and incorporating existing infrastructure (such as copper wiring), to offer dedicated, always-on Internet connectivity which does not interfere with telephone service. We are an internet service provider (ISP), offering Internet access as well as value-added services such as Web hosting and e-mail, including remote access. We offer a community- and lifestyle-specific Internet portal providing MDU residents with a convenient information and communication source and will offer vendors and service providers a high-impact advertising medium. Through the provision of these services, we strive to become the gateway of choice for the "smart apartment" of the future. As of April 24, 2000 we had 1,209 paying subscribers in 27 MDUs in California, Washington, Arizona, Utah, New Mexico and Colorado.

   We deliver our services to subscribers directly through a private, point-to-point network which we lease from AT&T Corporation and other local exchange carriers and manage internally, assuring optimal performance. By controlling this "last 100-feet" of Internet connectivity, we are also able to capitalize on the aggregate online purchasing power and marketing potential of our subscribers, and create additional potential revenue streams through e-commerce advertising. We are also able to utilize this backbone to offer networking services to the owners and managers of our connected properties, allowing them to more efficiently manage their properties both at the asset and portfolio levels.

   We market our services both to the residents of MDU properties and to the owners and managers of these properties, and believe we provide the following benefits:

  . Simplify and enhance the living experience of MDU residents by providing high-speed, always-on, Internet access utilizing both PC and non-PC access devices, with content and services featuring residential lifestyle conveniences, e-commerce capabilities and home-based business tools;

  . Increase property values for property owners by providing broadband connections and content, delivered in a scaleable, upgradeable format over existing telephone wiring, without traditional right-of-entry constraints. Our turnkey solution offers revenue-sharing opportunities and enhanced customer satisfaction as well as allowing for more efficient portfolio management; and,

  . Increase the productivity of property managers by providing tools to enhance the attractiveness of leasing at a connected community, improve and simplify customer service, potentially increase resident retention and more efficiently manage properties.

Market Opportunity

   Our market opportunity can be characterized by the following factors:

  . Internet usage continues to grow. Demand for connectivity to the Internet continues to grow as households realize that the Internet can significantly enhance communication, allow for the accessibility of valuable information and provide opportunities to reach new markets. Tremendous market potential remains as Yankee Group research indicates that 72% of U.S. households are not yet online. This number is expected to decrease rapidly, with Forrester Research projecting that household Internet penetration will grow to 56% by 2003.

  . Increased broadband availability drives the adoption of the Internet and the need for more broadband enhanced applications and access. Consumers are increasingly demanding faster connections. According to the Yankee Group, 34% of consumers indicate that the number one reason they do not access the Internet at home is because they can access it at work at higher speeds through the use of T-1 or other high-speed lines. As broadband becomes more accessible, we believe that there will be even more bandwidth-intensive applications (such as streaming video, IP telephony and telecommuting) that will further increase demand for bandwidth.

  . Increasing access to non-PC based Internet devices further drives usage of the Internet. According to Forrester Research, household PC penetration is projected to grow only 8% over the next four years, from 52% in 1999 to 60% in 2003. We believe this is due to the availability of PCs in the workplace and the continued high cost and difficulty of use of home PCs. Access to lower-cost, easy-to-use non-PC Internet devices, including wireless handheld devices, television set-top boxes and other Internet appliances, has the potential to reach non-PC households and further increase Internet penetration.

  . As usage of the Internet increases and broadband service becomes the standard, Internet activities such as e-commerce will expand dramatically. As the availability and use of broadband connectivity increases, there will be a significant rise in importance of e-commerce. According to Yankee Group, consumer e-commerce is projected to increase from $11.5 billion in 1998 to $86.6 billion in 2002, while business e-commerce is projected to increase from approximately $75.6 billion in 1999 to $470.3 billion in 2002.

  . Broadband infrastructure is used for more than just Internet connectivity. Broadband capabilities are scalable for other services beyond Internet access, including IP telephony and other communications services, enhanced entertainment and content delivery, streaming video, video on demand, interactive television, and home management services to name a few. These services are particularly attractive when bundled into one convenient package.

  . The MDU market provides a unique value proposition. The MDU market represents a significant opportunity for an ISP given the unique aggregation attributes of MDU space to efficiently deploy broadband infrastructure and enhance marketing opportunities. Properties of 50 units or more, which offer efficient broadband deployment, are estimated to comprise over 9 million units.

   We believe the MDU market provides a unique value proposition because:

  . Efficient deployment of technology: The clustering of individual apartment units within buildings and the clustering of buildings within individual apartment properties allows for rapid, cost-effective delivery of broadband infrastructure from a common hub. Current technology allows for staged investment.

  . Consumer aggregation: The aggregation of demographically similar consumers allows for unique marketing and e-commerce programs, such as targeted marketing and aggregated purchasing of services including video, Internet access and IP telephony which provide value to both vendors and consumers. We believe that the control of access to this aggregation of consumers and of their access to the Internet gives the ISP a preferential position in monetizing potential future values.

  . Multiple entry points for marketing of services: Traditional providers of broadband service (such as cable and telephone companies) to the non-MDU space incur large advertising budgets for television, radio, direct-mail and call-center marketing to a broad spectrum of prospective users. MDU marketing is property specific and can reach 100% of its target market through presentation of the service by incentivized on-site leasing professionals on initial leasing tours, lobby and other community events, information kiosks, door hangers and referral from other property subscribers.

Broadband Market Characteristics

   Numerous solutions have been developed to provide broadband Internet access to consumers and businesses. These include digital subscriber line, or DSL, service, supplied by many ISPs, telecommunications companies and DSL network providers; cable modem service, supplied by many cable television providers; wireless and satellite services, supplied by many existing and emerging wireless communications providers; and T-1 service and other high-speed circuits, employed by many telecommunications companies primarily to business customers. Each solution employs a different set of technologies in providing high-speed service over the "last 100-feet" to end users. However, no one solution seems poised to dominate the market for high-speed consumer connections. DSL, for example, suffers from geographic limitations since service generally cannot work beyond 18,000 feet from the local exchange carrier's central office. Cable service systems experience limited service coverage and bandwidth shortages as more users come on-line. These limitations have combined to impede wider adoption of broadband services, with cable and DSL solutions resulting in subscriptions in approximately 5% of U.S. households.

   Similarly, the broadband industry's interaction with the MDU community to date has been characterized by difficulties and limitations. Broadband service providers typically secure a long-term right-of-entry (ROE) agreement, from a property owner to access and deliver infrastructure to individual properties or buildings. Such long-term ROEs represent a recordable easement on the title to a property and can tie the property to a single technology and solution provider for multiple years and, as a result, has caused property owners, wary of giving up property rights, to resist these services. While service providers typically provide a revenue sharing agreement to consenting property owners in exchange for the ROE, the level of revenue realized is largely dependent on the provider's sales, marketing and customer service abilities and thus may not fully compensate the owner for the value of providing the ROE. In addition, many high-speed access providers do not have an industry-specific understanding of the needs of the owners, managers and residents of MDU communities.

The VelocityHSI Solution

   We believe the VelocityHSI Solution addresses many of the problems and limitations faced by other providers of high-speed networking and Internet access services in the MDU marketplace. By utilizing point-to-point T-1 or higher speed circuits on a 24 hours a day, seven days a week, managed broadband network, we are able to offer reliable high-speed access without the bandwidth degradation problems faced by other broadband solutions. In addition, by delivery of our services over existing copper phone wires, Ethernet or wireless solutions as appropriate, we are able to work with property owners to offer immediate cost-effective, efficient and scalable infrastructure solutions. We also serve both our property owner and subscriber customers by offering a community-specific Internet portal that provides targeted content, e-commerce and property management tools and services. We believe management's extensive experience in the MDU industry has given us intimate knowledge of the products and services that address the needs of both property owners and managers and subscribers. We are committed to offering customer-focused solutions which:

  . Address the communications and infrastructure needs of property owners without the ROE and contractual concerns of similar services;

  . Allow property owners and managers to enhance competitiveness and improve the management of their properties; and

  . Deliver the broadband Internet access, relevant content and top quality customer service that MDU residents demand.

   The VelocityHSI Network. We deliver our high-speed networking, Internet access and content services using multiple broadband access technologies over a proprietary Internet Protocol ("IP") network that is managed 24 hours a day/seven days a week to ensure peak performance. Our leased network is designed to be a high-capacity, scalable architecture, alleviating Internet bottlenecks and enabling true end-to-end network management capabilities that allow us to provide reliable high-speed service without bandwidth degradation. We have developed and are implementing our network using a backbone that operates at DS-3, or a speed of 45Mbps, and can be upgraded as needed. We connect subscribers directly to our network using existing protocols that integrate multiple broadband access technologies, including xDSL, Ethernet and wireless solutions, through network access Points of Presence ("POPs") located in metropolitan areas. These POPs are typically co-located in space leased from a local exchange carrier, using fully scalable, industry-leading ATM switches, routers and servers that we own. This architecture allows us to adapt to improving broadband technologies and rapidly scale our network to accommodate a growing subscriber base.

   VelocityHSI for Property Owners and Managers. Our services offer an efficient, cost-effective and convenient opportunity for property owners and managers to provide their residents with high-speed Internet access and broadband-enabled content and services while enhancing the value of their properties and improving their own internal property management operations. We provide owners and managers with:

  . Turn-key applications and content customized for broadband delivery;

  . A competitive advantage in attracting and retaining resident customers through property-specific content and services such as community news and access to local service providers, as well as broadband-enabled content such as e-commerce, entertainment and distance learning;

  . Additional sources of income through revenue share programs derived from subscription and affiliate commerce;

  . Networking capabilities for increasing the productivity of on-site employees and improving transfer of data between local and regional offices;

  . Flexible contract terms and capital expenditure options which remove barriers to the adoption of broadband communications solutions; and

  . The opportunity to build brand identity with their customers through customization of initial launch screens.

   VelocityHSI for Subscribers. We provide subscribers with a suite of products and services which enhance the residential living experience of MDU residents. These advantages include:

  . Competitive pricing for comparable services;

  . Data transmission speeds up to 50 times faster than typical dial-up connections;

  . Reduction in Internet bottlenecks experienced by users of other ISPs;

  . Activation of each telecommunication jack within an MDU for a single subscription price;

  . Multiple user access for a single subscription;

  . Ability to access the Internet without interrupting telephone service;

  . High-speed connectivity and networking that facilitates home-based business and telecommuting;

  . Community intranet that permits communication with property management, neighbors and local business; and

  . Access to the Internet through non-PC devices such as a television set-top box or Internet appliance.

Our Products

   VelocityHSI

   VelocityHSI provides system planning, development, and installation of high-speed Internet access for owners and managers of apartment communities using a revenue-sharing model. VelocityHSI works with an MDU's existing infrastructure, using a hybrid of wired and wireless engineering, creating a fully upgradable and expandable system.

   ZippityKlik(TM)

   ZippityKlik is our proprietary, fully-portable, Internet service provider offering subscribers dedicated T-1 access for connecting to the Internet at a rate up to 50 times faster than a standard dial-up connection. It also permits users to define a customized package of services, including multiple Internet-based email accounts, personal Web site hosting and storage and a customized browser. We are currently rolling out electronic billing and payment services with credit and debit capabilities.

   ZippityKlik is available to subscribers through either PC or non-PC devices. For customers that own or have access to a PC, the service can be installed within two to five business days and within a 30-minute appointment window any time day or night. Those customers that do not own or have access to a PC can access ZippityKlik from an Internet appliance or television set-top box which we intend to make available in the near future. We also provide online and telephone technical support to all subscribers.

   KlikLANE(TM)

   KlikLANE is our Internet portal site and subscriber launch page, which can be customized for each apartment community on a regional and localized basis. Standard KlikLANE retail channels currently include Entertainment/Travel, Fashion & Style, Grocery & Dining, Health & Fitness, Home & Bath, Info/Referral, Klik Central Mall, Personal Finances, and Kid Kliks. In addition, each user can customize basic content settings, such as local and national news, stocks, horoscopes, and weather. Based on the package of options selected by property owners and mangers, KlikLANE can offer online rent payment, maintenance service requests, direct messaging to and from community management, and links to and affiliations with local resources.

   KlikLANE also features unique content and services such as CoolcastTM. We are the exclusive provider of Coolcast to the MDU market. Coolcast is a video-enhanced portal, which aggregates and broadcasts live, TV-quality video and CD-quality digital audio from branded media and entertainment providers. It allows users to access live television and audio broadcasts from around the globe. Coolcast bypasses Web congestion, providing a high-quality media experience without service delays or interruptions typically associated with streaming media. In addition, users can view broadcasts in full screen or, if desired, on a smaller screen while performing other computer activities.

Customer Service and Technical Support

   We believe that customer service and technical support are extremely important in retaining subscribers. Service and technical support are available to subscribers 24 hours a day/seven days a week. Our trained Help Desk team has access to a data base of similar issues and resolutions, problem areas and service histories and to the necessary in-house resources, training, and inventory to resolve problems. Working with our experienced field personnel and Web development groups, our Help Desk will publish the most common resolutions for use by advanced subscribers and field support teams.

Business Strategy

   Our goal is to be the leading developer and provider of high-speed Internet access, networking services and community-specific content to the MDU industry that will:

  . Enhance the residential living experience of MDU residents; and

  . Increase productivity and competitive advantages for MDU property owners and managers.

   VelocityHSI's strategy to achieve this objective includes six key elements:

   Increase number of connected communities. Our products and services have been prototyped within BRE's apartment portfolio for approximately 18 months for technical quality, efficiency of delivery, and subscriber acceptance and satisfaction. Having developed the business model within a property owner/subscriber environment, our strategy is to rapidly expand the delivery of our services beyond BRE's Western U.S. portfolio to the broader MDU marketplace. We target large and mid-size MDU property owners as customers for our value-added services and content tailored specifically to their needs and the needs of their residents. Furthermore, while we have the capability to deploy our connected community technology in any size MDU property, we are initially targeting properties with 50 or more units, a U.S. market totaling approximately nine million units. Such criteria will allow us to take advantage of greater efficiencies in deployment and community aggregation.

   Build and strengthen subscriber relationships with demand-driven speed, superior launch page content and high-quality service and support. Our strategy is to develop a large and loyal subscriber base through superior product offerings, leading edge technology at competitive prices and customer-focused support. Our delivery of high-speed Internet access combined with content, information and local services through a community-specific portal will drive subscribers to our service and create "stickiness." In addition, we intend to build customer loyalty by offering superior customer service, such as installation within two to five days and 24-hour technical service and support.

   Drive penetration levels through non-PC access devices. VelocityHSI's goal is to drive basic intranet service levels to 100% of each connected community and then achieve subscription levels in excess of current industry levels. To achieve such levels, we plan to provide each resident in a connected community with a set-top box, allowing the resident access to our services through the television. We also intend to provide Internet appliances, which allow for access from virtually any point in a unit. When used, either of these tools will allow residents access to our community-specific portal for intra-property communications, and access to our e-commerce affiliates, regardless of whether the resident has a PC. In addition, these convenient devices are intended to encourage residents to become subscribers, thus taking advantage of the high-speed Internet access and bandwidth-enabled services included in the monthly subscription.

   Increase revenue per subscriber by growing additional revenue streams. We recognize that speed and bandwidth may ultimately become a commodity, and that revenues from subscriptions are not sufficient to sustain long-term growth. To this end, we intend to increase revenues per subscriber by leveraging our control of the "last 100-feet" of connectivity into additional revenue streams. We intend to offer increasingly value-added products and services such as pay-per-view entertainment, on-line education, broadband-enabled entertainment and IP telephony services. We also expect to provide compelling content and e-commerce opportunities which will encourage subscribers to increase their Internet usage. In providing these services, we hope to capture a portion of subscribers' on-line spending as well as monetize their on-line time through targeted marketing and advertising programs.

   Build and strengthen relationships with e-commerce companies, consumer marketers and strategic technology providers. In order to provide goods and services to our subscribers and to increase revenues, we intend to aggressively pursue strategic alliances and affiliate partnerships. We will continue to seek providers or partners to deliver efficient, leading-edge, Internet-enabled technologies for IP telephony, entertainment, distance learning, local-area networks, and home-based business and total telecommuting solutions. We believe this combination of activities will continually improve subscriber service and satisfaction.

   Expand our branded MDU-specific network. In expanding the exposure of our full service Internet address, our subscriber base will benefit from an improved set of services, such as commerce, entertainment, communication, educational and other services from a single network. Developers of broadband content will look to targeted user groups such as subscribers to VelocityHSI's MDU-specific portal for distribution of revenue generating content where accounting, authorization and authentication systems are in place.

Competition

   Residents of MDUs currently face a limited choice of alternatives for high-speed Internet access. Over the last few years, DSL technologies, cable modems, T-1-based solutions and fixed-wireless connections have emerged as alternative technologies for high-speed access. As a result, we operate in a highly competitive environment for each of our Internet services, which may become increasingly competitive in the future. There exist companies that offer or are capable of offering some or all of the services we provide, and new companies are rapidly entering these markets. Many of these competitors are larger and more established companies with significantly greater financial, technical and marketing resources and deeper customer relationships. As a result, there is no assurance that we will be able to compete effectively in the target markets. The competitive environment for our different lines of business is as follows:

High-speed Connectivity and Internet Access Services

   We face several major groups of competitors in the business of providing high-speed Internet connectivity and networking services. One such group consists of providers of DSL services, including incumbent and competitive local exchange carriers, or LECs, such as Pacific Bell and SBC Communications, Inc.; established inter-exchange carriers such as AT&T Corporation, Sprint Corporation and MCI WorldCom; and DSL infrastructure providers such as Covad Communications, Rhythms Net Connections, Inc. and Northpoint Communications Group, Inc. In addition, we experience competition from local, regional and national ISPs, such as PSINet, Inc., EarthLink, Inc. and Internet America, Inc. which either offer DSL service on their own networks or resell these services from the providers listed above. We also face competition from established and emerging cable television providers which offer high-speed connectivity through cable modem service, such as Excite@Home and Road Runner and their respective cable partners. Recently, some companies have also developed the technology to efficiently offer high-speed connectivity through fixed wireless technology such as WinStar Communications, Inc. and Teligent, Inc. Other companies intend to launch high-speed satellite services within the next several years, such as Spaceway, Loral Cyberstar, iSKY and Teledesic LLC. Although we believe our combination of T-1 lines and connecting solution offer a better and more dependable service than the above-mentioned competitors, many of our competitors are in a better financial and market position from which to drive acceptance of their product.

   Many ISPs have partnered directly with high-speed network providers. These include Excite@Home, which offers some of its service through the @HomeNetwork, and America Online, which has gained a cable affiliate through its planned merger with Time Warner. Many of the DSL network providers also partner directly with ISPs, often offering their services through a variety of ISP partners. The ISP market is highly competitive, and we believe simple Internet access services will become commoditized over time. Therefore, our ability to compete successfully in this market will depend on our ability to compete against providers that offer value-added products and services along with high-speed Internet access, including IP telephony and video delivery technologies.

   In addition to the companies that provide high-speed connectivity and Internet access to the general end-user, many other companies have emerged in recent months which are focused specifically on servicing multi-tenant properties with high-speed Internet access and networking services. These include companies focused on the MDU sector, such as CAIS Internet, Inc., Brix Communications Corp., Ntegrity Telecontent Services Incorporated, BroadbandNOW, Inc. and Reflex Communications, Inc., as well as companies focused on office properties, such as Allied Riser Communications Corporation, Cypress Communications and BroadBand Office, Inc., which could extend their offerings to include apartment communities and other MDU properties. Although we believe we offer better service options and a more attractive value proposition to property owners and residents, many of these competitors have been in existence much longer and have already gained significant market share and visibility, and they may be in a better position to drive acceptance of their services.

Content and Portal Services

   The Internet portal market is extremely competitive, with a small number of successful entrants. Yahoo! and America Online are the dominant players, with a significant hold over the market for general content. In addition, many ISPs, such as Excite@Home, brand their own portal offerings in an attempt to control their users' entrance onto the Internet. In addition to these general content providers, companies have emerged which are attempting to provide community-specific content to the MDU industry. These competitors include Insignia/Edifice Rex, ElectricStreets.com and Ntegrity Telecontent Services Incorporated. Although these companies are early stage and are just developing their services, some of them have significant financial and strategic backing. While we believe our knowledge and expertise in the MDU market will allow us to provide relevant and compelling content to our subscribers, these services are critical to our business model and our overall performance will depend significantly on our ability to deliver them successfully.

Sales and Marketing

   As part of our overall strategy, we market to MDU property owners and managers, MDU community residents and content and commerce partners.

   Property owners and managers: We are marketing our services to large and mid-sized MDUs, leveraging our management's expertise in the multifamily community as well as our management's extensive contacts in the MDU community. Our sales strategy is to target owners of large MDU portfolios through direct contact with the senior management in order to gain access to significant portions of their portfolios. We supplement our primary sales strategy of direct relationships and referrals with appropriate industry trade shows and advertisements.

   MDU community residents: We will train, support and utilize management and leasing professionals in our connected communities to market our products to new and existing residents, using sales commissions and other incentive programs to encourage active and productive marketing. We also intend to advertise our services in kiosks and model apartments during the normal course of the leasing presentation. Additionally, we provide flexible terms and options offered to subscribers.

   Content and commerce partners and affiliates: Through in-person contacts by our senior team members, we are actively pursuing content and e-commerce companies with which we can partner to improve the attractiveness of our service offerings for our subscribers.

   Because VelocityHSI is a spin-off of BRE, as of March 31, 2000 BRE constitutes VelocityHSI's sole customer. Although VelocityHSI intends to enter into agreements in the near term with other property owners, it anticipates that BRE will remain a significant customer through the end of the fiscal year 2000.

Intellectual Property

   We have filed applications for federal registration or own common law rights in the following trademarks: VelocityHSI(TM), KlikLANE(TM), ZippityKlik(TM) and our logo. This prospectus also includes trade dress, trade names and the trademarks of other companies. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

   The acquisition and maintenance of Web domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

   We regard our technology as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There can be no assurance that the steps we take will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results, and financial condition.

   From time to time, we may receive notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Internet services we operate or facilitate. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any assertions or prosecutions will not materially affect our business, operating results and financial condition. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license under a third party's rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

Government Regulation

   The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting our industry. Other existing federal, state and local legislation and regulations are currently subject to judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the manner in which this industry operates. We cannot predict the outcome of these proceedings or their impact upon the Internet industry or upon us.

   There are currently few U.S. laws or regulations that specifically regulate communications or commerce over the Internet. However, changes in the regulatory environment relating to the Internet connectivity market could affect the prices at which we sell our services, and a significant portion of our services may become subject to regulation at the federal, state and/or local levels. It is possible that in the future laws and regulations could be adopted addressing matters such as user privacy, copyrights, pricing and the characteristic and quality of Internet services, among other areas. Future federal or state regulations and legislation may be less favorable to us than current regulations and legislation, or may decrease the growth and expansion of the Internet's use, and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

   In 1998, Congress passed the Digital Millenium Copyright Act. That act provides ISPs that comply with its requirements numerous protections from certain types of copyright liability. To the extent that we do not meet those requirements, third parties could seek recovery from us for copyright infringements cause by our Internet customers.

   That law relating to the liability of ISPs for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against ISPs for defamation, negligence, copyright or trademark infringement, or on other theories based on the nature and content of the materials disseminated through their networks. We could be required to implement measures to reduce our exposure to potential liability, which may require, for instance, the expenditure of resources or the discontinuance or modification of certain product or service offerings. Costs that may be incurred as a result of contesting any claims relating to our services or the consequent imposition of liability could have a material adverse effect on our business, financial condition, results of operations and cash flow.

 Potential Open Access Legislation and Regulations

   The issue of internet service provider access to the infrastructure deployed by cable television operators is being considered at the local and federal levels. Several municipal franchising authorities have required franchised cable companies to provide competing internet service providers open access to their cable infrastructure. However, the Federal Communications Commission
(FCC) has recently filed a brief in federal court addressing the open access issue in which it voiced its opposition to such local regulation, preferring instead a uniform national policy on the issue of open access. Further, in February 2000, the FCC decided that an ISP is not entitled to obtain leased access to a cable system for the purpose of providing Internet access or any service other than video programming. Nonetheless, several large multiple system operators have recently entered into open access commitments with ISPs. The outcome of efforts to compel open access will affect our business, by either increasing or foreclosing ISP access rights to the cable television infrastructure.

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

 Existing and Potential Privacy Legislation

   U.S. laws protecting Internet privacy include, for example, the Children's Online Privacy Protection Act, which recently became effective. This act mandates that sites whose traffic includes children under the age of 13 post a privacy policy spelling out what information they collect about their child visitors and have a parental notification and approval system in place.

   Federal and state legislators are currently studying additional Internet privacy-related issues and have introduced numerous Internet and e-mail privacy bills in the past few months, which are currently pending. In particular, they are examining Internet sites' use of identifiers or "cookies," that enable sites, including advertisers, to track usage patterns by compiling data and then deliver customized content to targeted users. The Federal Trade Commission and several attorneys general are investigating such practices as potentially unfair and deceptive practices. Other Internet concerns regarding user privacy or secure transmission of personal or confidential information, as well as encryption and other Internet security-related issues, are also being reviewed. We have security measures in place to maintain the confidentiality of certain subscriber information; however, our security measures may not prevent security breaches by people who desire to steal or misuse personal or confidential information of or about our subscribers. In addition, our own use of subscriber information could be the subject of government investigation or regulation in the future. We cannot predict the effect of any legislation to safeguard privacy and provide security on the Internet or our potential liability thereunder. Any legislation that substantially impairs the growth of e-commerce could materially affect our business.

Employees

   As of April 21, 2000, we had 11 full-time employees and approximately 23 persons providing services relating to the marketing, installation and support of VelocityHSI. None of our employees is covered by a collective bargaining agreement. Pursuant to an Administrative Services and Funding Agreement, certain services are provided to VelocityHSI by employees at BRE Properties, Inc. for which VelocityHSI pays cost.

Facilities

   VelocityHSI currently operates out of space located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104, pursuant to a temporary arrangement with BRE. VelocityHSI intends to occupy space under a lease entered into by BRE for VelocityHSI's executive offices to be located in Walnut Creek, California. VelocityHSI will reimburse BRE the cost of such space pursuant to the Administrative Services and Reimbursement Agreement.

Legal Proceedings

   VelocityHSI is not involved in any pending legal proceedings.

                    Relationship between VelocityHSI and BRE
                             After the Distribution

   This section describes the primary agreements between VelocityHSI and BRE that will define the ongoing relationship between them after the distribution and will provide for an orderly separation of the Project Velocity assets from BRE's multifamily real estate business. The following description summarizes the material terms of these agreements. The agreements have been filed as exhibits to VelocityHSI's registration statement on Form S-1 which has been filed with the Securities and Exchange Commission, and are available for public review. The following description is only a summary; for the full text of the agreements, you should review the exhibits which have been filed with the Securities and Exchange Commission.

Contribution and Distribution Agreement

   Prior to the distribution date, VelocityHSI, Holdings and BRE will enter into a Contribution and Distribution Agreement which provides for, among other things:

  . The contribution of the Project Velocity assets to Holdings and to VelocityHSI;

  . The distribution; and

  . The division of certain other responsibilities after the distribution between VelocityHSI and BRE.

   The Contribution and Distribution Agreement provides for the parties to cooperate in the division of the assets and liabilities of Project Velocity, including entering into ancillary agreements as necessary. In addition, the Agreement provides that VelocityHSI and BRE will be granted access to certain records and information in the possession of the other, and requires the retention by both BRE and VelocityHSI for a period of ten years following the distribution all such information in either parties' possession, and thereafter requires that each of the parties give the other prior notice of that party's intention to dispose of such information. The Contribution and Distribution Agreement further provides for the allocation of shared privileges with respect to certain information and requires both of the parties to obtain the consent of the other prior to waiving any shared privilege with respect to insurance coverage, VelocityHSI will be covered under BRE policies until the distribution occurs, after which it must obtain its own insurance. The Contribution and Distribution Agreement sets forth the process for addressing claims relating to the Project Velocity assets before and after the distribution.

Administrative Services and Reimbursement Agreement

   Prior to the distribution, VelocityHSI will enter into an Administrative Services and Reimbursement Agreement with BRE which provides for VelocityHSI to obtain certain financial and general and administrative services from BRE and for which it will reimburse BRE. Examples of such general and administrative support may include office space; management, accounting and payroll services; and administration of benefits programs. The Agreement will terminate on December 31, 2000 or sooner as VelocityHSI takes over such activity.

   BRE will be reimbursed for such services based on cost, determined by aggregating the amount of wages, salaries and bonuses of VelocityHSI employees or the proportionate amount thereof with respect to time spent on VelocityHSI matters by BRE employees multiplied by 35% for overhead costs of each such employee.

   BRE has also agreed to make intercompany advances to cover the above described costs, up to $5 million for the term of the Agreement. BRE has further agreed to make intercompany advances, with no limit, to cover direct operating costs, such as capital expenditures, for the term of the Agreement.

Policies and Procedures for Addressing Conflicts

   VelocityHSI and BRE intend to pursue separate and distinct business strategies to minimize potential conflicts of interest between the two companies. Nonetheless, the ongoing relationship between VelocityHSI and BRE may present conflict situations for certain officers and directors.

   Certain persons will serve as officers and/or directors of both VelocityHSI and BRE, and also will own (or have options or other rights to acquire) a significant number of shares of common stock in both companies. VelocityHSI and BRE will adopt appropriate policies and procedures prior to the distribution date to be followed by the board of directors of each company to address potential conflicts.

   One such procedure is to require the persons serving as directors of both companies to abstain from voting as directors with respect to matters that present a significant conflict of interest between the companies and thus require approval of the disinterested directors of both companies.

   It is anticipated that the members of the board of directors of each company that do not have any potentially significant conflict of interest between the companies will determine whether a matter presents such a significant conflict.

Regulatory Approvals

   VelocityHSI does not believe that any material Federal or state regulatory approvals will be necessary in connection with the distribution.

                                   Management

Executive Officers and Directors

   The bylaws of VelocityHSI authorize a minimum of two directors or any greater number as determined by resolution of VelocityHSI's board of directors. As of the date of this registration statement, Frank C. McDowell, Stephen E. Carlson and LeRoy E. Carlson serve as our directors. Upon consummation of the distribution, VelocityHSI intends to appoint three non-employee "outside directors" to the board of directors. All directors will hold office until our next annual meeting of stockholders or until their successors have been elected and qualified.

   The following table sets forth our executive officers and directors as of April 28, 2000. There are no family relationships between executive officers or directors of VelocityHSI.

Name                      Age Position
----                      --- --------
Stephen E. Carlson......   53 President, Chief Executive Officer and Director
Charles P. Wingard......   42 Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Douglas A. Campillo II..   31 Senior Vice President and Chief Technical Officer
Nancye Miller...........   43 Senior Vice President of Marketing
LeRoy E. Carlson........   54 Director
Frank C. McDowell.......   51 Director

   Stephen E. Carlson has served as the president, chief executive officer and a director of VelocityHSI since April 2000. Prior to joining VelocityHSI, Mr. Carlson was executive director of the California Housing Council for over 19 years. Mr. Carlson also served as executive director of the Cellular Carriers Association of California from 1993 to 2000. Mr. Carlson has a J.D., magna cum laude, from the University of San Diego School of Law and a bachelor's degree in economics from Wesleyan University. Stephen E. Carlson is no relation to LeRoy E. Carlson.

   Charles P. Wingard has served as senior vice president, chief financial officer, secretary and treasurer of VelocityHSI since April 2000. Prior to that date, Mr. Wingard was vice president of financial reporting from May 1999 and director of financial reporting from August 1996 to May 1999 at BRE Properties, Inc. Prior to joining BRE Properties, Mr. Wingard served as controller of De Anza Properties from April 1996, and controller of Bay Apartment Communities from July 1994 to April 1996. Mr. Wingard has a bachelor's degree from the University of California at Berkeley and is a certified public accountant.

   Douglas A. Campillo II has served as senior vice president and chief technical officer of VelocityHSI since April 2000. Prior to joining VelocityHSI, Mr. Campillo was vice president, chief technology officer of BRE Properties, Inc. from May 1997. Prior to joining BRE, Mr. Campillo was network manager for InPower, Inc., a human resources software development company from May 1995 to May 1997. Mr. Campillo is an alumnus of the University of Hawaii.

   Nancye Miller has served as senior vice president of marketing of VelocityHSI since April 2000. Prior to joining VelocityHSI, from 1998 to 2000 Ms. Miller was vice president for sales and marketing at Coolcast, Inc. where she was responsible for marketing that company's Coolcast service and for coordinating technical trials of Coolcast with Internet Service Providers. Prior to joining Coolcast, Ms. Miller was president of Miller & McCall Enterprises, a media consulting firm, from 1984 to 1998. Ms. Miller holds a bachelor's degree from Trinity College.

   LeRoy E. Carlson serves as executive vice president and chief financial officer of BRE Properties, Inc, and has served as a director of VelocityHSI since April 2000. Prior to joining BRE in 1996, Mr. Carlson served as the chief financial officer of Real Estate Investment Trust of California. Mr. Carlson is a California certified public accountant and holds a bachelor's degree from the University of Southern California.

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

   Frank C. McDowell has served as the president, chief executive officer and a director of BRE Properties, Inc. since 1995, and as a director of VelocityHSI since April 2000. From 1992 to 1995, Mr. McDowell served as the chairman and chief executive officer of Cardinal Realty Services, Inc. Mr. McDowell has over twenty-five years of experience in the real estate investment, management and financing fields, and has served in various executive capacities for banks and management and investment companies. Mr. McDowell holds a bachelor's degree and an M.B.A. from the University of Texas.

   Executive officers are appointed by, and serve at the discretion of, VelocityHSI's board of directors.

Key Employees

   The following table sets forth our key employees as of April 30, 2000.

Name                                   Age Position
----                                   --- --------
Michael Todd..........................  52 Vice President of Operations
Gary Neil Treganza....................  35 Vice President of Product Development

   Michael Todd has served as vice president of operations of VelocityHSI since April, 2000. Prior to joining VelocityHSI, Mr. Todd was president of Horizon Communications Technologies, Inc., a corporation that installed DSL service for the hospitality and MDU markets since 1997. During the prior 15 years, Mr. Todd worked at Pacific Bell in a variety of marketing and operations positions that included repair services bureau manager, headquarters staff manager for operations, manager of client services quality team and data sales consultant. Mr. Todd has a bachelor's degree from San Francisco State University and a MBA in marketing from Saint Mary's College.

   Gary Neil Treganza has served as vice president of product development of VelocityHSI since April 2000. Prior to joining VelocityHSI, Mr. Treganza was director of corporate identity and design from June 1999, and investor relations coordinator from March 1996 to June 1999 of BRE Properties, Inc. During this time, Mr. Treganza was integral to the development of BRE's presence on the Internet. Prior to joining BRE Properties, Mr. Treganza served as director of the teen parenting program for the YWCA of Sacramento from 1992 to 1995. Mr. Treganza has a bachelor's degree from California State University at Sacramento.

Classified Board

   Prior to the distribution, VelocityHSI intends to divide its board of directors into three classes. The directors in each class will serve for three years. The Class I directors' initial term will expire at the annual meeting of stockholders to be held in 2001, the Class II directors' initial term will expire at the annual meeting of stockholders in 2002 and the Class III directors' initial term will expire at the annual meeting of stockholders in 2003. After their initial term, directors in each class will serve for a term of three years.

Committees of the Board of Directors

   Upon the appointment of outside directors, the board of directors will establish an Audit Committee and a Compensation Committee, each consisting of such members of the board of directors.

   The Audit Committee will review the annual audits of VelocityHSI's independent public accountants, review and evaluate internal accounting controls, recommend the selection of VelocityHSI's independent public accountants, review and pass upon (or ratify) related party transactions, and conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, VelocityHSI and its independent public accountants.

   The Compensation Committee will review salaries, bonuses and stock options of senior officers of VelocityHSI, and administer VelocityHSI's executive compensation policies and stock option plans.

Director Compensation

   We reimburse each member of our board for reasonable out-of-pocket expenses incurred in connection with attending board meetings. No board member currently receives any additional cash compensation. Board members will be entitled to receive options under the VelocityHSI, Inc. 2000 Stock Option Plan.

Executive Officer Compensation

   VelocityHSI was formed in January 2000 as a division of BRE. In April, 2000 we were separately incorporated. We had no executives before April 1, 2000.

Option Grants, Exercises and Holdings

   VelocityHSI was formed in April 2000 and VelocityHSI has not issued any options or stock appreciation rights to any executive officers other than options granted to executive officers of VelocityHSI pursuant to the supplemental Option Plan, discussed below, who hold BRE Options.

   Under the VelocityHSI, Inc. 2000 Supplemental Stock Option Plan the ("Supplemental Option Plan"), VelocityHSI intends to grant options to purchase shares of VelocityHSI common stock ("Supplemental Options") to holders of BRE stock options ("BRE Options") in order to provide BRE Option holders with a number of Supplemental Options that equitably reflects the distribution. On the distribution date, VelocityHSI intends to issue to holders of BRE Options at
the close of business on June   , 2000, Supplemental Options to purchase one
share of VelocityHSI common stock for each five shares of BRE common stock subject to the BRE Options. The exercise price of a VelocityHSI option will be established using the ratio of the holder's BRE option exercise price to the underlying BRE market value per share immediately before the distribution. The ratio will be applied to the VelocityHSI market value per share at the time of the distribution to establish the exercise price of the option. The exercise price of the existing BRE option will also be reduced by applying the same ratio to the BRE market value per share immediately after the distribution. (This formula is intended to comply with the guidelines included in Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25; the relevant guidelines, when applied in a spin off transaction, provide that modifications to exercise prices of existing options and the granting of new awards do not result in financial accounting consequences to the grantors.) The number of shares is subject to, and the Supplemental Options will contain terms comparable to the terms of the BRE Options with respect to which they are issued. No further grants of Supplemental Options will be made under the Supplemental Option Plan. At June
  , 2000, BRE Options to purchase 3,680,000 shares of BRE common stock were outstanding.

   The Supplemental Option Plan will be administered by a committee of the board of directors that is comprised of two or more directors, each of whom are "non-employee directors," as defined in Rule 16b-3 of the Securities Exchange Act of 1934.

Employment Agreements

   VelocityHSI intends to enter into employment agreements with its chief executive officer, and may enter into employment agreements with selected senior management.

                 Certain Relationships and Related Transactions

   Nancye Miller, senior vice president of marketing, previously served as vice president of sales and marketing at Coolcast, Inc. For the period ended March 31, 2000, BRE purchased approximately $430,000 of services from StarGuide Digital Networks, Inc., of which Coolcast, Inc. is a wholly-owned subsidiary.

   In April 2000, Holdings was incorporated and BRE contributed to Holdings 10% of the assets now constituting the assets of VelocityHSI. In exchange for the contribution of assets, Holdings issued to BRE 100% of its authorized Series A Preferred Stock. Concurrently, Frank C. McDowell and LeRoy E. Carlson, officers of BRE and Holdings and directors of VelocityHSI, contributed $15,000 to Holdings in exchange for 1,000 shares of Holdings' common stock. In order to make such contribution, BRE loaned to Messrs. McDowell and Carlson the cash at market terms. Holdings has a right to first refusal in the event of any transfer or disposition of such shares of Messrs. McDowell and Carlson.

   In April 2000, VelocityHSI was incorporated and BRE contributed to VelocityHSI 90% of the assets now constituting its assets. In exchange, VelocityHSI issued to BRE 8,950,000 shares of common stock and warrants to purchase an additional 605,000 shares of VelocityHSI common stock. The common stock is non- voting while in BRE's possession. Holdings had received from BRE. In exchange, VelocityHSI issued to Holdings 100% of its authorized Series A Convertible Preferred Stock.

   Pursuant to an Administrative Services and Reimbursement Agreement, BRE will provide VelocityHSI with certain administrative services on a cost reimbursement basis. These services will include office space, employees, and accounting functions, and will continue for a period of one year. In addition, BRE has agreed to fund VelocityHSI's operations through December 31, 2000 by means of intercompany advances to be repaid by VelocityHSI. The agreement includes a $5,000,000 cap for operations, however capital expenditures are not subject to a cap.

   We have entered into a registration rights agreements with BRE and Holdings with respect to the shares of VelocityHSI common stock underlying the Series A Preferred Stock initially held by Holdings. That agreement provides for two demand rights as well as piggyback rights.

   We intend to enter into indemnification agreements with our directors and certain officers for the indemnification and advancement of expenses to those persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and officers.

                         Security Ownership Of Certain
                        Beneficial Owners And Management

   Based on the number of outstanding shares of BRE common stock on April 28, 2000, the following table sets forth the number of shares of VelocityHSI common stock and the approximate percent expected to be beneficially owned immediately following the distribution by (i) all stockholders expected to beneficially own more than 5% of VelocityHSI common stock, (ii) the executive officers and directors of VelocityHSI and (iii) all of VelocityHSI's executive officers and directors as a group.

                                                Total Shares       Percent of
Name (1)                                   Beneficially Owned (2) Common Stock
--------                                   ---------------------- ------------
VelocityHSI Holdings, Inc.................       1,467,257            11.0%
Stephen E. Carlson (3)....................         880,354             6.0%
Charles P. Wingard (4)....................          75,477             *
Douglas A. Campillo II (5)................         441,217             3.0%
Nancye Miller (6).........................         146,726             1.0%
Frank C. McDowell (7).....................         201,359             1.0%
LeRoy E. Carlson (8)......................         198,038             1.0%
Executive Officers and Directors as a
 group (9)................................       1,943,171              14%

--------
*   Less than 1%

(1) Unless otherwise indicated, the address of each stockholder is c/o VelocityHSI, Inc. 44 Montgomery Street, 36th Floor, San Francisco, California, 94104.

(2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares of VelocityHSI common stock subject to options which are currently exercisable, or will become exercisable within 60 days of April 28, 2000 (including options expected to be issued under the VelocityHSI 2000 Supplemental Stock Option Plan in connection with the distribution), are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not outstanding for purposes of computing the percentage of any other person or entity. These shares are referred to as Stock Option Shares. Except as otherwise indicated by footnote, and subject to the community property laws where applicable, each stockholder named in the table above has sole investment and voting power with respect to the shares shown.

(3) Includes 880,354 shares owned pursuant to a three-year vesting arrangement.

(4) Includes 73,363 shares owned pursuant to an eighteen-month vesting arrangement, 14 shares owned directly and 2,100 Stock Option Shares.

(5) Includes 440,177 shares owned pursuant to an eighteen-month vesting arrangement and 1,040 Stock Option Shares.

(6) Includes 146,726 shares owned pursuant to a three-year vesting arrangement.

(7) Includes 150,000 shares owned pursuant to a three-year vesting arrangement, 24,209 shares owned directly and 27,180 Stock Option Shares.

(8) Includes 175,000 shares owned pursuant to a three-year vesting arrangement, 9,120 shares owned directly and 13,918 Stock Option Shares.

(9) Includes 513,540 shares owned pursuant to eighteen-month vesting arrangements, 1,352,080 shares owned pursuant to three-year vesting arrangements, 33,343 shares owned directly and 44,239 Stock Option Shares.

                          Description Of Capital Stock

   The certificate of incorporation of VelocityHSI authorizes a total of 100,000,100 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 100 shares of preferred stock, par value $0.01 per share. The certificate of incorporation grants to the board of directors the right to designate series of preferred stock, with such rights, preferences, privileges and restrictions as the board may approve by resolution within the confines of state law and the terms of the certificate and bylaws.
As of June    , 2000, the total outstanding shares of VelocityHSI consist of shares of common stock and one share of Series A Convertible Preferred Stock.

The Common Stock

   Voting Rights. Each holder of common stock shall be entitled to one vote per common stock share registered in his, her or its name on the books of VelocityHSI as of the record date on all matters submitted to a vote of stockholders.

   Dividend Rights. Each holder of common stock shall be entitled to that dividend per share declared by the board of directors in its sole discretion subject to the prior rights of any preferred stock then outstanding.

   Liquidation Rights. Upon a liquidation, dissolution or winding up of VelocityHSI, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all debts and other liabilities of VelocityHSI, subject to the prior rights of any preferred stock then outstanding.

Preferred Stock

   The board of directors may, without the consent or further action by the shareholders, authorize and issue from time to time, a total of 100 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights, and the qualifications or restrictions thereof, associated with each series. The preferences, powers, rights and restrictions of different series of preferred stock may differ from each other with respect to dividend rates, amounts payable on liquidating, voting rights, conversion rights, redemption provisions, sinking fund provisions, or any other matter. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers of the holders of common stock.

Series A Convertible Preferred Stock

   Voting Rights. The holder of Series A Convertible Preferred Stock shall have no right to vote on any matter except as required by law.

   Dividend Rights. The holder of Series A Convertible Preferred Stock shall be entitled to a dividend pro rata with the holders of common stock, calculated as if fully converted into common stock, if such dividend is declared by the board of directors.

   Conversion Rights. The Series A Convertible Preferred Stock may be converted at any time at the option of the holder into the number of shares of VelocityHSI common stock equal to 10% of the outstanding and issuable shares of common stock immediately after the distribution, including any outstanding options to purchase common stock or any securities convertible into common stock.

   Liquidation Rights. Upon a liquidation, dissolution or winding up of VelocityHSI, the holder of Series A Convertible Preferred Stock shall be entitled to participate pro rata with the holders of common stock, calculated as if fully converted into common stock.

Amendment of Certificate and Bylaws

   VelocityHSI reserves the right to amend, alter, change or repeal any provision contained in VelocityHSI's certificate of incorporation, and all rights granted to stockholders in the VelocityHSI certificate of incorporation are subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to the provisions regarding actions taken by the stockholders or voting on certain transactions without the affirmative vote of the holders of at a majority of the outstanding voting stock of VelocityHSI, voting together as a single class. A bylaw may be repealed, altered, amended or rescinded by (i) the VelocityHSI board or
(ii) the affirmative vote of the holders of a majority of the outstanding voting stock of VelocityHSI, voting together as a single class.

Anti-Takeover Effect Of Authorized But Undesignated Preferred Stock

   The VelocityHSI certificate of incorporation authorizes the VelocityHSI board of directors to issue, without further action by the stockholders, up to 100 shares of preferred stock, in one or more series, with such rights, preferences, privileges and restrictions as the board may designate. The issuance of preferred stock with super voting or conversion rights could adversely affect the voting power or other rights of the holders of common stock, and may have the effect of delaying, deterring or preventing a change in control of VelocityHSI. VelocityHSI has no current intention to issue any such series of preferred stock, other than the Series A Convertible Preferred Stock.

                                Dividend Policy

   VelocityHSI presently intends to retain future earnings to finance the growth and development of its business and does not currently anticipate paying any cash dividends. Any future determination relating to dividend policy will be made at the discretion of the VelocityHSI board. Such determinations will depend on a number of factors, including the future earnings, capital requirements, financial condition and prospects of VelocityHSI, possible loan or financing covenant restrictions, and such other factors as the VelocityHSI board may deem relevant.

     Limitation of Liability and Indemnification of Directors and Officers

   VelocityHSI's certificate of incorporation eliminates the personal liability of VelocityHSI directors to the company and its stockholders for breach of any such director's fiduciary duty to VelocityHSI to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as such section may be amended or supplemented from time to time. Section 102(b)(7) allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders, so long as the provision does not limit or eliminate liability based on:

  . A breach of the duty of loyalty;

  . Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Section 174 of the Delaware General Corporation Code dealing with unlawful payment of dividends;

  . A transaction from which a director received an improper personal benefit; or

  . Acts or omissions that occurred prior to the enactment of such provision.

   In addition, except for derivative actions, our bylaws provide that VelocityHSI shall indemnify officers and directors when such persons are made or threatened to be made a party to any action relating to such person's affiliation with the corporation as an officer or director, so long as such person acted:

  . In good faith;

  . In a manner such person believed to be in the best interest or not adverse to the best interest of VelocityHSI; and

  . Had no reason to believe that his or her actions were unlawful.

   Provided, however, that in actions by or in the right of VelocityHSI (i.e., derivative actions) such persons will receive no indemnification if found to be liable to VelocityHSI, unless the appropriate Delaware court or similar court with jurisdiction determines that, under the circumstances, VelocityHSI should indemnify such person. In any case, if such officer or director prevails on the merits in any defense of such action, VelocityHSI shall indemnify such person for expenses actually and reasonably incurred in defending such action. Indemnification expenses may include, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action. Our bylaws also allow VelocityHSI to advance to officers and directors expenses related to the defense of such claims, and to purchase and maintain insurance on behalf of any officer or director to protect such person against any liability asserted as a result of such officer or director's capacity with VelocityHSI.

   The inclusion of the permissive indemnification provision in the VelocityHSI bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit VelocityHSI and its stockholders.

   Pursuant to Delaware law, each director and officer is subject to restrictions relating to the misappropriation of corporate opportunities by such director or officer or such director's or officer's affiliates. Under Delaware law, a transaction with VelocityHSI in which a director or officer of VelocityHSI has a direct or indirect interest is not voidable by VelocityHSI solely because of the director's or officer's interest in the transaction if:

  . The material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the directors or a committee noted in the minutes, and the transaction is approved, authorized, or ratified in good faith by the disinterested directors;

  . The material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the stockholders entitled to vote and the transaction is approved or ratified in good faith by the stockholders; and

  . The transaction is established to have been fair to VelocityHSI at the time it was authorized or approved.

                          Transfer Agent and Registrar

   The transfer agent and registrar for the shares of VelocityHSI's common stock is ChaseMellon Shareholder Services.

                                 Legal Matters

   The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker, LLP, San Francisco, California.

                                    Experts

   Ernst & Young LLP, independent auditors, have audited our balance sheet as of January 1, 2000, as set forth in their report. We have included our balance sheet as of January 1, 2000 in this prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information

   As a result of the distribution, the Securities Exchange Act of 1934 requires VelocityHSI to file annual, quarterly and other reports with the Securities and Exchange Commission. VelocityHSI intends to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders.

   VelocityHSI filed with the Securities and Exchange Commission a registration statement, which includes certain exhibits, under the Securities Act, for the securities issued under this prospectus. This prospectus contains general information about the contents of contracts and other documents filed as exhibits to the registration statement. However, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed with the registration statement. You should read the registration statement and the exhibits for further information about VelocityHSI and the distribution.

   You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

   You may read and copy the registration statement and other materials that VelocityHSI files with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission's Public Reference Section. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. The Securities and Exchange Commission filings of VelocityHSI are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                         Index to Financial Statements

Unaudited Proforma Financial Information................................... F-2

Report of Independent Auditors on Balance Sheet as of January 1, 2000...... F-3

Balance Sheets............................................................. F-4

Statements of Operations................................................... F-5

Statement of Changes in Equity............................................. F-6

Statement of Cash Flows.................................................... F-7

Notes to Financial Statements.............................................. F-8

                               VelocityHSI, INC.

                    UNAUDITED PROFORMA FINANCIAL INFORMATION

   The balance sheets included under "Index to Financial Statements" include proforma information as of March 31, 2000 to reflect the results of the distribution and related transactions as if these transactions had occurred on such date.

   The statements of operations for the quarter ended March 31, 2000 included under "Index to Financial Statements" include proforma information as if the distribution and related transactions had occurred on January 1, 2000.

   The unaudited proforma financial information is not necessarily indicative of the results that actually would have occurred had the distribution and related transactions been consummated on January 1, 2000 or March 31, 2000.

                               VelocityHSI, INC.

                         REPORT OF INDEPENDENT AUDITORS
                     on Balance Sheet as of January 1, 2000

The Board of Directors
BRE Properties, Inc. and
VelocityHSI, Inc.

   We have audited the accompanying balance sheet of VelocityHSI, Inc. as of January 1, 2000. This balance sheet is the responsibility of the BRE Properties, Inc. management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of VelocityHSI, Inc. at January 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Francisco, California
April 10, 2000

                               VelocityHSI, INC.

                                 BALANCE SHEETS

                                                                     Pro Forma
                                                                        at
                                                                     March 31,
                                            January 1,  March 31,      2000
                                               2000       2000       (Note 4)
                                            ---------- -----------  -----------
                                                       (unaudited)  (unaudited)
ASSETS
Cash......................................   $    --   $       --   $   165,165
Equipment and fixtures, net of accumulated
 depreciation of
 $135,091 at March 31, 2000...............    857,350    1,903,944    1,903,944
Software development costs................     29,650       96,774       96,774
                                             --------  -----------  -----------
  Total assets............................   $887,000  $ 2,000,718  $ 2,165,883
                                             ========  ===========  ===========

EQUITY
Convertible preferred stock, $.01 par
 value; 100 pro forma shares authorized;
 no pro forma shares issued or
 outstanding..............................   $    --   $       --   $       --
Common stock, $.01 par value; 100,000,000
 pro forma shares authorized; 13,959,713
 pro forma shares issued and outstanding..        --           --       139,597
Additional paid-in capital................        --           --     3,873,978
Deferred compensation.....................        --           --      (800,000)
Intracompany account......................    887,000    3,048,410          --
Accumulated deficit.......................        --    (1,047,692)  (1,047,692)
                                             --------  -----------  -----------
  Total equity............................   $887,000  $ 2,000,718  $ 2,165,883
                                             ========  ===========  ===========



                            See accompanying notes.

                               VelocityHSI, INC.

                            STATEMENTS OF OPERATIONS

                                                                   Proforma
                                                  Quarter Ended  Quarter Ended
                                                    March 31,   March 31, 2000
                                                      2000      (Notes 2 and 4)
                                                  ------------- ---------------
                                                   (Unaudited)    (Unaudited)
Revenues:
  Subscriber service and installation fees.......  $   151,542    $   151,542

Expenses:
  Organization costs.............................      613,790        613,790
  Operating expenses.............................      194,479        194,479
  Sales and marketing............................      151,714        151,714
  Depreciation...................................      135,091        135,091
  General and administrative.....................      104,160        184,272
                                                   -----------    -----------
                                                     1,199,234      1,279,346
                                                   -----------    -----------
    Net Loss.....................................  $(1,047,692)   $(1,127,804)
                                                   ===========    ===========

Pro forma basic and diluted net loss per share...                 $     (0.10)
                                                                  ===========
Pro forma weighted average common shares used in
 computing pro forma basic and diluted net loss
 per share.......................................                  11,020,575
                                                                  ===========



                            See accompanying notes.

                               VelocityHSI, INC.

                         STATEMENT OF CHANGES IN EQUITY

                                                                   Quarter Ended
                                                                     March 31,
                                                                       2000
                                                                   -------------
                                                                    (Unaudited)

Contribution of net assets, January 1, 2000.......................  $   887,000
  Additional advances.............................................    2,161,410
  Net loss........................................................   (1,047,692)
                                                                    -----------
Balance, March 31, 2000...........................................  $ 2,000,718
                                                                    ===========





                            See accompanying notes.

                               VelocityHSI, INC.

                            STATEMENT OF CASH FLOWS

                                                                 Quarter Ended
                                                                   March 31,
                                                                     2000
                                                                 -------------
                                                                  (Unaudited)
Operating activities:
Net loss........................................................  $(1,047,692)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation..................................................      135,091
                                                                  -----------
Net cash used in operating activities...........................     (912,601)

Investing activities:
Purchase of equipment and fixtures..............................   (1,181,685)
Additions to software development costs.........................      (67,124)
                                                                  -----------
Net cash used in investing activities...........................   (1,248,809)

Financing activities:
Proceeds from intracompany advances.............................    2,161,410
                                                                  -----------

Net increase in cash............................................          --
Cash at beginning of period.....................................          --
                                                                  -----------
Cash at end of period...........................................  $       --
                                                                  ===========

Supplemental disclosure of non-cash activity:
Contribution of assets through intracompany clearing account....  $   887,000
                                                                  ===========


                            See accompanying notes.

                               VelocityHSI, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       January 1, 2000 and March 31, 2000
   (Financial information for the quarter ended March 31, 2000 is unaudited)

1. Description of Business and Form of Organization

   VelocityHSI, Inc. (VelocityHSI), is a full-service Internet access, networking and content provider serving the multiple dwelling unit (MDU) industry.

   The business referred to as VelocityHSI commenced operations in its current form as a division of BRE Properties, Inc. (BRE) called "Project Velocity" on January 1, 2000. Prior to January 1, 2000, the initial development and limited revenue generating activities of Project Velocity were conducted mainly on a part-time basis by several BRE employees and are not presented herein. Such activities had no separate or discrete accounting or reporting identity except for certain revenue. Separately identifiable revenue from Project Velocity activity was approximately $138,000 for 1999; such revenues were earned solely from residents in BRE-owned communities.

   BRE will form a corporation, VelocityHSI, Inc., into which it will contribute substantially all of the net assets of the Project Velocity business in exchange for stock. It is also expected that some employees of BRE will join VelocityHSI. BRE then plans to spin off a majority interest in VelocityHSI to BRE common shareholders. In addition, it is expected that holders of BRE options will receive "mirrored" options in VelocityHSI, that VelocityHSI will grant shares of its stock subject to repurchase rights to employees, consultants and directors of BRE or VelocityHSI, and VelocityHSI will grant warrants to the holders of units of BRE Property Investors, LLC other than BRE. The transaction will be taxable to the recipients.

   BRE and VelocityHSI intend to enter into one or more service agreements in which BRE will provide administrative and similar services to VelocityHSI for reimbursement at cost.

   For convenience in these financial statements, both the division known as Project Velocity and VelocityHSI, Inc. are referred to herein as VelocityHSI.

   For the first quarter of 2000, all revenues of VelocityHSI were generated from residents located in communities owned by BRE. VelocityHSI intends to provide its services to other owners and managers of apartment communities using a revenue-sharing model.

2. Accounting Policies

 Basis of Presentation

   The financial statements of VelocityHSI reflect those of a division of BRE prepared on a stand-alone basis. Included herein are charges by BRE to the division for certain direct and indirect costs as more fully discussed in Note 3.

   VelocityHSI's business plan provides for continued investment in technology and infrastructure development, increased costs and expenses, and continued net losses at least through the current fiscal year ending December 31, 2000. VelocityHSI intends to fund its capital requirements through third party borrowings and offerings of its securities. Until such transactions are completed, BRE has committed to fund VelocityHSI's operations through December 31, 2000 in an unlimited amount for operating costs, except that costs related to wages, salaries and bonus plus overhead are limited to $5 million. There can be no assurance that VelocityHSI will be able to raise additional funds, that such funds will be available on terms satisfactory to VelocityHSI, or that BRE will provide capital beyond 2000. Failure to raise additional funds when needed could adversely affect the ability of VelocityHSI to implement its current business plan beyond 2000.

   As of March 31, 2000, BRE constituted VelocityHSI's sole property owner customer. Although VelocityHSI intends to enter into agreements with other property owners, VelocityHSI anticipates that BRE will remain a significant customer through the end of the fiscal year 2000. The loss of BRE as a customer would have a material adverse effect on VelocityHSI's financial condition and operations.

                               VelocityHSI, INC.

                       January 1, 2000 and March 31, 2000
   (Financial information for the quarter ended March 31, 2000 is unaudited)


 Unaudited Interim and Pro Forma Financial Information

   The interim balance sheet as of March 31, 2000, and the interim statements of operations, changes in equity and cash flows for the quarter then ended are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that VelocityHSI considers necessary for fair presentation of the financial position at such date and the results of operations and cash flows for the period then ended.

   The unaudited pro forma equity at March 31, 2000, and the unaudited pro forma basic and diluted net loss per share and weighted average common shares used in computing pro forma basic and diluted net loss per share included in the statement of operations for the quarter then ended, have been prepared to give effect to the issuance of VelocityHSI common stock subsequent to March 31, 2000, pursuant to the distribution and related transactions (discussed in Note
4) as if such distribution had occurred on March 31, 2000, for the purpose of the equity presentation and January 1, 2000, for the loss per share and weighted average common share presentation.

   Pro forma basic and diluted net loss per share is based on the net loss for the quarter ended March 31, 2000, divided by the weighted average number of shares of common stock outstanding during the period, assuming that the distribution and related transactions had occurred on January 1, 2000. The effect of shares of common stock resulting from the assumed exercise of stock options (because their effect would be anti-dilutive) and the grant of restricted shares (because such shares would be subject to repurchase) were not included in the computation of diluted net loss per share.

   The unaudited pro forma financial data is provided for informational purposes only and does not purport to represent what VelocityHSI's financial position or results of operations would actually have been had the distribution occurred on such date or to project VelocityHSI's results of operations or financial position for any future period.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Software Development Costs

   Software development costs are capitalized or expensed in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and Emerging Issues Task Force Issue No. 00-2, "Accounting for Website Development Costs". Amounts incurred during the planning and operation stages are expensed as incurred, while amounts incurred during the product development, Web application and infrastructure development, and graphics development stages are capitalized. Capitalized amounts are stated at cost less accumulated amortization. Amortization will be calculated using the straight-line method over periods not to exceed three years, beginning at the time assets are placed in service. The planning stage was completed by BRE prior to January 1, 2000, thus costs incurred for this stage were expensed at the BRE level. No amortization has been recorded by VelocityHSI as of March 31, 2000.

 Equipment and Fixtures

   VelocityHSI's equipment and fixtures are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years.

                               VelocityHSI, INC.

                       January 1, 2000 and March 31, 2000
   (Financial information for the quarter ended March 31, 2000 is unaudited)


 Revenue Recognition

   Subscriber service revenue consists of: (i) a one-time installation fee which is initially deferred and then amortized over the expected subscription term; and (ii) monthly access fees based on the level of services a subscriber chooses which are recognized as the services are provided. Revenues from services for the periods prior to January 1, 2000, which were included in BRE's consolidated statement of operations, were approximately $138,000 (unaudited).

 Sales and Marketing Costs

   Sales and marketing costs, which amounted to $151,714 during the period ended March 31, 2000, are expensed in the period incurred.

 Organization Costs

   Organization costs are expensed as incurred in accordance with SOP 98-5, Reporting on the Costs of Start Up Activities.

 Income Taxes

   For the quarter ended March 31, 2000, VelocityHSI's tax basis income or loss will be included in the federal and state income or franchise tax returns of BRE. For preparation of these financial statements, income taxes are accounted for on a separate return basis using the liability method. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates expected to be in effect when the differences are expected to reverse.

   At March 31, 2000, and for the quarter then ended, there were no differences between the financial and tax basis of assets and liabilities except for organization costs which are deferred and amortized over five years for income tax purposes. BRE has elected to be taxed as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. As a result, BRE is not subject to taxation at the corporate level. Accordingly, no income tax benefit has been provided in connection with VelocityHSI's tax basis loss for the period.

 Recently Issued Accounting Pronouncements

   The staff of the Securities and Exchange Commission and the members of the Emerging Issues Task Force of the Financial Accounting Standards Board, among other accounting standard setters, are addressing accounting issues related to companies doing business commonly referred to as "electronic commerce." Areas of discussion include advertising barter transactions, Web site development, exchange of equity investment for services, revenue recognition in complex multiple element arrangements, arrangements with up front payments and revenue recognition for auction sites. The ultimate resolutions to these issues and other similar issues could have a material effect on VelocityHSI's accounting policies used in the future.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front, non-refundable fees and service charges received in connection with a contractual arrangement. VelocityHSI has applied the provisions of SAB 101 in these financial statements.

                               VelocityHSI, INC.

                       January 1, 2000 and March 31, 2000
   (Financial information for the quarter ended March 31, 2000 is unaudited)


3. Related Party Transactions

   During the quarter ended March 31, 2000, BRE paid direct and indirect expenses on behalf of VelocityHSI. Certain of these costs were specifically identified as relating to VelocityHSI. Additionally, common expenses were proportionally allocated to VelocityHSI by BRE at BRE's cost, which reflects management's estimate of what the expenses would have been on a stand alone basis under arms length transactions.

   The intracompany clearing account is comprised of amounts collected and paid by BRE on behalf of VelocityHSI related to revenues, software development, equipment purchases, and operating expenses.

4. Events Subsequent to the Date of the Report of Independent Auditors

 Formation of VelocityHSI

   On April 19, 2000, VelocityHSI, Inc., a Delaware Corporation, was formed to carry out certain business services formerly offered and performed by BRE. VelocityHSI is a subsidiary of VelocityHSI Holdings, Inc. (Holdings), which is a subsidiary of BRE.

 Administrative Services and Reimbursement Agreement

   Subsequent to April 10, 2000, VelocityHSI intends to enter into an Administrative Services and Reimbursement Agreement with BRE (the "Agreement") whereby BRE will provide VelocityHSI with office space and certain management and administrative services in connection with the business, operations and affairs of VelocityHSI. These services include, without limitation, the furnishing of equipment, office space and the services of BRE employees in connection with, among other things, (i) the business and (ii) the use of BRE's management information and accounting system, the administration of insurance and worker's compensation programs, legal and employee benefit services and the preparation of payrolls.

 S-1 Registration Statement

   VelocityHSI intends to file a registration statement on Form S-1 in May 2000 in connection with the distribution of its shares to BRE shareholders.

   VelocityHSI shares and options are assumed to be issued on a one VelocityHSI share/option for five BRE shares/warrants/options basis.

 Proforma Financial Information

   The accompanying pro forma balance sheet presents the historical balance sheet at March 31, 2000 as if the distribution had occurred on that date giving effect to the issuance of VelocityHSI common stock to BRE shareholders, holders of units in BRE Property Investors LLC (who are assumed to convert their warrants into VelocityHSI common stock for $165,165 in cash prior to the distribution), Holdings (in connection with the issuance of Series A Convertible Preferred Stock in VelocityHSI to Holdings, which is then assumed to be converted into VelocityHSI common stock upon the distribution), and officers, directors and employees of VelocityHSI and BRE (in connection with the grants of restricted shares giving rise to deferred compensation costs of $800,000).

                               VelocityHSI, INC.

                       January 1, 2000 and March 31, 2000
   (Financial information for the quarter ended March 31, 2000 is unaudited)


   The pro forma statement of operations has been presented giving effect to the distribution discussed in the above paragraph as if the distribution and related transactions had occurred on January 1, 2000. The dilutive effect of approximately 740,000 shares of common stock resulting from the assumed exercise of stock options (because their effect would be anti-dilutive) and the assumed purchase of restricted shares (because such shares are subject to repurchase rights) were not included in the computation of diluted net loss per share.

   The pro forma financial statement impact related to compensation expense, if any, associated with VelocityHSI, Inc. restricted stock to be granted to BRE Properties, Inc. employees and directors is not reflected therein because such impact is non-recurring and attributable to the transaction. The pro forma impact on the statement of operations of amortization of approximately $80,000 of deferred compensation for the quarter ended March 31, 2000 had the distribution occurred on January 1, 2000, associated with the assumed grant of restricted shares to VelocityHSI employees, has been reflected in pro forma general and administrative expense.

   The impact of transaction costs are not considered in this presentation.

   The pro forma financial data is provided for informational purposes only and does not purport to represent what VelocityHSI's financial position or results of operations would actually have been had the distribution occurred on such date or to project VelocityHSI's results of operations or financial position for any future period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               11,800,000 Shares

                               VelocityHSI, Inc.


                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

   The following table sets forth the expenses payable by us in connection with the offering as required by Item 511 of Regulation S-K. All of the following amounts (except the SEC registration fee) are estimated:

   SEC Registration Fee................................................ $850.45
   Accounting Fees and Expenses........................................       *
   Legal Fees and Expenses.............................................       *
   Printing Expenses...................................................       *
   Blue Sky Qualification Fees and Expenses............................       *
   Transfer Agent's Fee................................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   VelocityHSI's certificate of incorporation eliminates the personal liability of VelocityHSI directors to the company and its stockholders for breach of any such director's fiduciary duty to VelocityHSI to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as such section may be amended or supplemented from time to time. Section 102(b)(7) allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders, so long as the provision does not limit or eliminate liability based on:

  . A breach of the duty of loyalty;

  . Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Section 174 of the Delaware General Corporation Code dealing with unlawful payment of dividends;

  . A transaction from which a director received an improper personal benefit; or

  . Acts or omissions that occurred prior to the enactment of such provision.

   In addition, except for derivative actions, our bylaws provide that VelocityHSI shall indemnify officers and directors when such persons are made or threatened to be made a party to any action relating to such person's affiliation with the corporation as an officer or director, so long as such person acted:

  . In good faith;

  . In a manner such person believed to be in the best interest or not adverse to the best interest of VelocityHSI; and

  . Had no reason to believe that his or her actions were unlawful.

   Provided, however, that in actions by or in the right of VelocityHSI (i.e., derivative actions) such persons will receive no indemnification if found to be liable to VelocityHSI, unless the appropriate Delaware court or similar court with jurisdiction determines that, under the circumstances, VelocityHSI should indemnify such person. In any case, if such officer or director prevails on the merits in any defense of such action, VelocityHSI shall indemnify such person for expenses actually and reasonably incurred in defending such action. Indemnification expenses may include, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action. Our bylaws also allow VelocityHSI to advance to officers and directors expenses related to the defense of such claims, and to purchase and maintain insurance on behalf of any officer or director to protect such person against any liability asserted as a result of such officer or director's capacity with VelocityHSI.

   The inclusion of the permissive indemnification provision in the VelocityHSI bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit VelocityHSI and its stockholders.

   Pursuant to Delaware law, each director and officer is subject to restrictions relating to the misappropriation of corporate opportunities by such director or officer or such director's or officer's affiliates. Under Delaware law, a transaction with VelocityHSI in which a director or officer of VelocityHSI has a direct or indirect interest is not voidable by VelocityHSI solely because of the director's or officer's interest in the transaction if:

  . The material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the directors or a committee noted in the minutes, and the transaction is approved, authorized, or ratified in good faith by the disinterested directors;

  . The material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the stockholders entitled to vote and the transaction is approved or ratified in good faith by the stockholders; and

  . The transaction is established to have been fair to VelocityHSI at the time it was authorized or approved.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

   1. Since VelocityHSI's incorporation in April 19, 2000, VelocityHSI has sold a total of twenty (20) shares of common stock to two directors of VelocityHSI. The shares were sold at the par value of $.01 and for services to be rendered. The sale did not involve underwriters, and since the proceeds of the sale are minimal, VelocityHSI has no current plans as to the use of such proceeds. Such issuance of common stock was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of shares in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction. All recipients had adequate access, through their relationship with VelocityHSI, to information about VelocityHSI.

   2. Prior to the distribution, VelocityHSI intends to issue options to purchase approximately 740,000 shares of VelocityHSI common stock to holders of options to purchase BRE common stock. The offer and sale of such securities will be made pursuant to the exemption from registration under Rule 701 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

   3. Prior to the distribution, VelocityHSI intends to grant to directors, officers, employees and consultants of VelocityHSI up to 2,950,000 shares of VelocityHSI common stock subject to certain vesting and repurchase rights. The offer and sale of such securities will be made pursuant to an exemption from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits. The following exhibits are filed as part of this registration statement:

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Certificate of Incorporation of VelocityHSI, Inc.*
  3.2    Bylaws of VelocityHSI, Inc.*
  3.3    Certificate of Incorporation of VelocityHSI Holdings, Inc.*
  3.4    Bylaws of VelocityHSI Holdings, Inc.*
  4.1    Form of Common Stock Certificate of VelocityHSI, Inc.*
  5.1    Opinion re legality by Paul, Hastings, Janofsky & Walker LLP*
  8.1    Opinion re tax matter by Paul, Hastings, Janofsky & Walker LLP*
 10.1    Contribution and Distribution Agreement among BRE Properties,
         Inc., VelocityHSI Holdings, Inc and VelocityHSI, Inc.*
 10.2    Administrative Services and Funding Agreement between BRE
         Properties, Inc. and VelocityHSI, Inc.*
 10.3    VelocityHSI, Inc. 2000 Supplemental Stock Option Plan*
 23      Consent of Independent Auditors
 27      Financial Data Schedule
 99      Transmittal Letter to BRE Shareholders

--------
* To be filed by amendment.

   (b) Financial Statement Schedules. Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in our financial statements or accompanying notes.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco and the State of California on the 3rd day of May, 2000.

                                          VelocityHSI, INC.

                                                 /s/ Stephen E. Carlson
                                          By: _________________________________
                                                     Stephen E. Carlson
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Know all men by these presents, that each person whose signature appears below constitutes and appoints LeRoy E. Carlson and Charles P. Wingard, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such person's capacity as a director and/or officer of VelocityHSI, Inc.), to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities described below on May 3, 2000.

                 Signature                                      Title
                 ---------                                      -----

        /s/ Stephen E. Carlson              President and Chief Executive Officer and a
___________________________________________  Director (Principal Executive Officer)
            Stephen E. Carlson

        /s/ Charles P. Wingard              Senior Vice President, Chief Financial
___________________________________________  Officer, Secretary and Treasurer (Principal
            Charles P. Wingard               Financial and Accounting Officer)


         /s/ LeRoy E. Carlson               Director
___________________________________________
             LeRoy E. Carlson

         /s/ Frank C. McDowell              Director
___________________________________________
             Frank C. McDowell

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
  3.1    Certificate of Incorporation of VelocityHSI, Inc. *..............


  3.2    Bylaws of VelocityHSI, Inc.*.....................................


  3.3    Certificate of Incorporation of VelocityHSI Holdings, Inc.*......


  3.4    Bylaws of VelocityHSI Holdings, Inc.*............................


  4.1    Form of Common Stock Certificate of VelocityHSI, Inc.*...........


  5.1    Opinion re legality by Paul, Hastings, Janofsky & Walker LLP*....


  8.1    Opinion re tax matters by Paul, Hastings, Janofsky & Walker
         LLP*.............................................................


 10.1    Contribution and Distribution Agreement among BRE Properties,
         Inc., VelocityHSI Holdings, Inc. and VelocityHSI, Inc.*..........

 10.2    Administrative Services and Funding Agreement between BRE
         Properties, Inc. and VelocityHSI, Inc.*..........................


 10.3    VelocityHSI, Inc. 2000 Stock Option Plan*........................

 23      Consent of Independent Auditors..................................


 27      Financial Data Schedule..........................................

 99      Transmittal Letter to BRE Shareholders...........................

--------
*To be filed by amendment.